Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

NOVATEL WIRELESS, INC.,

ENGLAND ACQUISITION CORPORATION,

and

ENFORA, INC.

Dated as of November 5, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	-	Securityholders
Exhibit B	-	Stockholder Consent
Exhibit C	-	Form of Non-Competition Agreement
Exhibit D-1	-	Form of Confidentiality Agreement
Exhibit D-2	-	Form of Confidentiality Agreement

SCHEDULES

Schedule 1.1.1	Gross Profit
Schedule 1.1.2	Working Capital
Schedule 1.1.3	Reserved A/R
Schedule 1.1.4	Reserved Deferred Revenue
Schedule 1.1.5	Reserved Inventory
Schedule 1.1.6	Key Employees
Schedule 3.3(d)	Payments for Warrants
Schedule 6.1(a)	Company Foreign Qualifications
Schedule 6.1(b)	Company Organizational Documents
Schedule 6.4	No Violation
Schedule 6.5(a)	Subsidiaries
Schedule 6.5(b)	Subsidiary Foreign Qualifications
Schedule 6.6	Equity Held in Other Companies
Schedule 6.7(a)	Capitalization
Schedule 6.7(b)	Ownership
Schedule 6.7(c)	Agreements regarding Stock
Schedule 6.8(a)	Financial Statements
Schedule 6.8(b)	Undisclosed Liabilities
Schedule 6.8(g)	Indebtedness
Schedule 6.8(h)	Working Capital
Schedule 6.9	Absence of Certain Changes
Schedule 6.12(a)	Material Contracts
Schedule 6.12(b)	Standard Ts&Cs
Schedule 6.12(c)	Outstanding Bids
Schedule 6.12(d)	Oral Contracts
Schedule 6.13(a)	Company Products
Schedule 6.13(b)	Registered Intellectual Property
Schedule 6.13(c)	Restrictions on Joint Owned Intellectual Property
Schedule 6.13(f)	Open Source Materials
Schedule 6.13(g)	Intellectual Property Ownership
Schedule 6.13(h)	Company Intellectual Property Transfers/Grants
Schedule 6.13(j)	Disclosure
Schedule 6.13(l)	Intellectual Property Enforceability

-iv-

(continued)

Schedule 6.13(m)	Intellectual Property Protection
Schedule 6.13(q)	Proprietary Information, Confidentiality and Assignment Agreement Form
Schedule 6.13(t)	Company Product Problems
Schedule 6.13(u)	Company Source Code Disclosure
Schedule 6.13(v)	Warranty Claims
Schedule 6.13(w)	Royalties
Schedule 6.14(a)	Compliance
Schedule 6.14(b)	Permits
Schedule 6.15	Litigation
Schedule 6.16	Environmental Matters
Schedule 6.17	Product Liability and Recalls
Schedule 6.18(a)	Employee Matters and Benefit Plans
Schedule 6.18(b)	Benefit Plans
Schedule 6.18(g)	280G Payments
Schedule 6.18(j)	Change-In-Control and Bonus Payments
Schedule 6.18(k)	List of Employees and Independent Contractors
Schedule 6.18(o)	409A Compliance
Schedule 6.19(a)	Insurance
Schedule 6.19(d)	Self-Insurance
Schedule 6.20	Taxes
Schedule 6.21	Related Party Transactions
Schedule 6.23	Major Business Partners
Schedule 6.24	Bank Accounts
Schedule 6.25	Company Transaction Expenses
Schedule 6.26	Brokers
Schedule 8.2	Restrictions on Conduct of Business
Schedule 8.2(c)	Stock Option Changes
Schedule 8.2(e)	New Hires
Schedule 8.11(a)	Certain Payments (Purchaser)
Section 8.11(b)	Certain Payments (Securityholders)
Schedule 9.3(a)	Indemnification Agreements
Schedule 10.3(f)	Required Consents and Assumptions
Schedule 10.3(g)	Terminated Contracts
Schedule 10.3(p)	Confidentiality Agreements

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 5, 2010 (the “Agreement Date”), by and between Novatel Wireless, Inc., a Delaware corporation (“Purchaser”), England Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Subsidiary”), and Enfora, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein are defined in Article I.

RECITALS:

A. Each of the Persons set forth on Exhibit A as the “Common Shareholders” (collectively, the “Common Shareholders”) owns the number of shares of Company Common Stock set forth opposite such Common Shareholder’s name, and the Common Shareholders collectively own all of the issued and outstanding shares of Company Common Stock (the “Company Common Shares”);

B. Each of the Persons set forth on Exhibit A as the “Preferred Shareholders” (collectively, the “Preferred Shareholders,” and together with the Common Shareholders, the “Shareholders”) owns the number of shares of Company Preferred Stock set forth opposite such Preferred Shareholder’s name, and the Preferred Shareholders collectively own all of the issued and outstanding shares of Company Preferred Stock (the “Company Preferred Shares” and together with the Company Common Shares, the “Company Shares”);

C. Each of the Persons set forth on Exhibit A as the “Warrantholders” (collectively, the “Warrantholders”) has been issued warrants to acquire the number of shares of Company Common Stock set forth opposite such Warrantholder’s name and the Warrantholders hold all of such warrants (the “Warrants”);

D. Each of the Persons set forth on Exhibit A as the “Optionholders” (the “Optionholders,” and together with the Shareholders and the Warrantholders, collectively, the “Securityholders”) has been granted options to acquire the number of shares of Company Common Stock set forth opposite such Optionholder’s name and the Optionholders hold all of such options (the “Options,” and together with the Company Shares and the Warrants, the “Company Securities”);

E. The board of directors of each of Purchaser, Merger Subsidiary and the Company has determined that the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth herein is fair to, and in the best interests of, such corporation and its shareholders and, accordingly, has approved this Agreement and agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

F. The Shareholders, by requisite consent, have determined that the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth herein is fair and in its own best interests and, accordingly, has approved this Agreement and agreed to effect the merger provided for herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1 Definitions. Except as otherwise defined in this Agreement or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Acceleration Event” means the occurrence of any of the following events: (a) the consummation of a Sale Transaction; or (b) any decision by or on behalf of the Company to seek protection from its creditors under applicable bankruptcy or similar laws.

“Accounts Receivable” has the meaning set forth in Section 6.10.

“Acquisition Proposal” has the meaning set forth in Section 8.3(a)(i).

“Action” means any action, appeal, petition, plea, charge, complaint, citation, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding or notice of same, in each case having the potential to create legal Liability.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all outstanding vested Options with an exercise price per share less than the implied purchase price for a share of Company Common Stock at the Effective Time had such Options been exercised in full (and assuming payment in full of the exercise price of each such Option solely in cash) immediately prior to the Effective Time in accordance with the terms of the applicable option agreements with the Company pursuant to which such Options were issued and the aggregate amount that would be paid to the Company in respect of the Specified Warrant had such Specified Warrant been exercised in full (and assuming payment in full of the exercise price of the Specified Warrant solely in cash) immediately prior to the Effective Time in accordance with the terms of the applicable warrant agreement with the Company.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“AK LLP” has the meaning set forth in Section 15.11.

“Annual Financial Statements” has the meaning set forth in Section 6.8(a).

“Approval” means any approval, authorization, consent, novation, notice, declaration, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication filed with or delivered to, any Governmental Entity.

“Business” means the business of the Company and its Subsidiaries, including intelligent wireless asset management, monitoring solutions and the development, design, marketing, manufacture, support and sale of other products as of, and as it has been conducted within the two years preceding, the Closing Date.

“Business Day” means any day that is not (a) a Saturday or Sunday or (b) a day on which the Federal Reserve Bank of Dallas is closed.

“Cash Escrow Deposit” means $4,000,000.

“Cashed-Out Option” has the meaning set forth in Section 3.1(d).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Common Per Share Price” means an amount equal to sum of (A) the product of (I) the Closing Percentage multiplied by (II) the quotient of (AA) the Closing Common Return divided by (BB) Total Common-Only Equivalents and (B) the quotient of (I) the Aggregate Exercise Price divided by (II) Total Common-Only Equivalents.

“Closing Common Return” means the Closing Date Cash Consideration less $30,000,000.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash Consideration” means an amount in cash equal to (a) the Initial Payment, plus or minus (b) the Working Capital adjustment set forth in Section 4.1, minus (c) the Closing Date Indebtedness adjustment set forth in Section 4.1, minus (d) the Company Transaction Expenses to the extent not yet paid or accrued.

“Closing Date Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time.

“Closing Percentage” means a percentage, expressed as a fraction, equal to the quotient of (i) the difference of (A) the Closing Common Return less (B) one-half of the Cash Escrow Deposit and the Expense Escrow Deposit over (ii) the Closing Common Return.

“Closing Statement” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Continental Deferred Revenue” has the meaning set forth in Section 4.4.

“Collected Deferred Revenue” has the meaning set forth in Section 4.4.

“Collected Reserved A/R” has the meaning set forth in Section 4.4.

“Collected Reserved Inventory” has the meaning set forth in Section 4.4.

“Common Merger Consideration” has the meaning set forth in Section 3.1(b).

“Common Shareholders” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Common Shares” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Indemnified Parties” has the meaning set forth in Section 9.4(a).

“Company Intellectual Property” means Intellectual Property owned by or licensed to the Company or any Subsidiary.

“Company Preferred Shares” has the meaning set forth in the Recitals.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Products” has the meaning set forth in Section 6.13(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 6.13(b).

“Company Securities” has the meaning set forth in the Recitals.

“Company Shares” has the meaning set forth in the Recitals.

“Company Source Code” has the meaning set forth in Section 6.13(u).

“Company Stock Plan” means the Enfora, Inc. 2006 Equity Incentive Plan, as amended and restated.

“Company Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants) incurred by the Company or any of its Subsidiaries in connection with the negotiation of this Agreement and the other agreements and documents contemplated hereby, the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, including any change-in-control, “success fee,” bonus, severance or other payment, in each case in excess of base compensation, arising on account of the transactions contemplated by this Agreement, including as a result of any post-Closing conditions, but shall not include any S-X Expenses (other than such expenses in excess of $50,000).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated August 10, 2010, between Purchaser and the Company.

“Constituent Corporations” means the Company and Merger Subsidiary.

“Contingent Consideration” has the meaning set forth in Section 5.1.

“Contingent Consideration Disputed Items” has the meaning set forth in Section 5.2(c)

“Contingent Gross Profit Statement” has the meaning set forth in Section 5.2(a).

“Contingent Period” means the 15-month period beginning on October 1, 2010 and ending on December 31, 2011.

“Contingent Period Business” has the meaning set forth in Section 5.4.

“Contract” means any legally binding express written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), understanding, obligation, promise, instrument, indenture, bond, mortgage, note, loan, evidence of indebtedness, letter of credit, deed of trust, option, warranty, covenant not to compete, purchase order, license, sublicense, insurance policy, benefit plan, power of attorney, arrangement, commitment or undertaking of any nature as of the Agreement Date or as may hereafter be in effect.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Damages” means all actual damages, Liabilities, settlements, judgments, awards, fines, penalties, costs and expenses (including reasonable fees and expenses of counsel, accountants, consultants, experts and other professionals, but excluding any internal costs), including any and all Tax Liability arising therefrom or relating thereto (but excluding any special, punitive, exemplary, incidental, consequential or indirect damages or losses, lost profits, lost benefits, loss of enterprise value, diminution in value or loss of goodwill, except to the extent such kinds of damages are paid or payable by a Purchaser Indemnified Party to a third party).

“Deductible” has the meaning set forth in Section 14.5(a).

“delivered,” “made available” or “provided” means, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered,” “made available” or “provided” to Purchaser or its Representatives, that such information, document or material was available for review by Purchaser or its Representatives in the virtual data room hosted by the Company in connection with this Agreement prior to the date of this Agreement.

“DGCL” has the meaning set forth in Section 2.1.

“Disputed Contingent Consideration Amount” has the meaning set forth in Section 5.3(a).

“Dissenting Share” has the meaning set forth in Section 2.6(a).

“DOL” has the meaning set forth in Section 6.18(b)(vi).

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“Effect” has the meaning set forth in the definition of Material Adverse Change.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” means any current, former or retired employee, officer or director of the Company, any Subsidiary or any ERISA Affiliate.

“Employee Agreement” refers to any management, employment, severance, consulting or similar agreement, arrangement or contract between the Company, any Subsidiary or any ERISA Affiliate and any Employee or consultant that is not an Employee Plan.

“Employee Plan” refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is or has been maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, and pursuant to which the Company, any Subsidiary or any ERISA Affiliate has any Liability.

“Employment Laws” means all Laws, now or previously in effect during any applicable time period referenced in this Agreement and regulating, respecting, concerning or relating directly or indirectly to Employees, Independent Contractors, labor relations, workers’ compensation, unemployment compensation, foreign workers employed in the United States, wages and hours, safety, compensation or other workplace or employment standards or practices.

“Environmental Laws” means all Laws, now or previously in effect during any applicable time period referenced in this Agreement and regulating, relating to or imposing Liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, or human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with or otherwise required to be treated as a single employer or aggregated with the Company or any Subsidiary as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Account” means the account established with an independent bank maintained by the Escrow Agent into which the Cash Escrow Deposit and the Expense Escrow Deposit is placed pursuant to Section 3.2 and the terms of the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into among Purchaser, the Securityholders’ Representative and the Escrow Agent on the Closing Date in form and substance reasonably satisfactory to Purchaser and the Securityholders’ Representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Escrow Deposit” means $150,000.

“Existing Permits” has the meaning set forth in Section 6.14(b).

“Final Statement” has the meaning set forth in Section 4.2.

“Financial Statements” has the meaning set forth in Section 6.8(a).

“Forecast” has the meaning set forth in Section 5.4(b).

“Full Contingent Consideration Amount” has the meaning set forth in Section 5.1.

“GAAP” refers to generally accepted accounting principles in the United States applied on a basis consistent with past practices.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other governmental authority or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body, or public or private tribunal.

“Gross Profit” means revenues minus the cost of goods sold, each as determined in accordance with Schedule 1.1.1.

“Gross Profit Calculation Objection Notice” has the meaning set forth in Section 5.2(b).

“Guaranty” by any Person means any obligation, contingent or otherwise of such Person directly or indirectly guaranteeing in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, contaminant, or hazardous, toxic, medical, infectious, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including any asbestos, petroleum, oil, radioactive substance, polychlorinated biphenyls, toxin, chemical, infectious or disease-causing agent, and any other substance that can, if improperly handled, give rise to Liability under any Environmental Law.

“Indebtedness” of any Person means, without duplication (a) the principal, accrued and unpaid interest, prepayment or redemption premiums or penalties (if any), breakage costs, unpaid fees or expenses and other monetary obligations, in each case, in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments evidencing money borrowed for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accountant” means Grant Thornton, LLP, the independent registered public accounting firm of the Company.

“Independent Contractor” means any current or former individual who is or was considered under any Law to be an independent contractor of the Company or any Subsidiary.

“Independent Contractor Agreement” refers to any agreement, contract or commitment between an Independent Contractor and the Company or any Subsidiary that involves payments to or by the Company or such Subsidiary in excess of $75,000 annually.

“Initial Payment” means the amount of $64,500,000.

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and Domain Names indicating the source of goods or services (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”).

“IRS” means the Internal Revenue Service.

“IT Software” means all computer software used in the information technology operations of the Company and its Subsidiaries.

“Key Employee” means each of the individuals set forth on Schedule 1.1.6.

“Knowledge” means (a) in the case of an individual, as to a particular fact or matter, that (i) such individual is actually aware of such fact or matter or (ii) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter and (b) in the case of a Person that is not an individual, as to a particular fact or matter, the Knowledge (as defined in clause (a) above) as to such fact or matter of any individual who is serving as a director, manager, officer, member or similar position of such Person or any Employee of such Person who is charged with primary responsibility for the area of the operations related to such fact or matter.

“Latest Balance Sheet” has the meaning set forth in Section 6.8(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 6.8(a).

“Law” means any constitutional provision, statute, ordinance, code, executive order or other law (including common law), duly enacted and enforceable rule or regulation, or any binding interpretation, legal requirement or Order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 6.11(b).

“Leases” has the meaning set forth in Section 6.11(b).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means, with respect to any property or asset, any lien, encumbrance, encroachment, pledge, hypothecation, assignment, charge, mortgage, deed of trust, conditional sale or other title retention agreement, security interest, claim, lease, license, option, right of first refusal, easement, right-of-way, servitude, proxy, voting trust or voting agreement, transfer restriction under any shareholder or similar agreement or any other restriction or limitation on title whatsoever.

“Major Business Partners” has the meaning set forth in Section 6.23.

“Material Adverse Change” means any result, occurrence, fact, change, circumstance, event, development, state of facts or effect (each, an “Effect”) that individually, or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect or change (a) on the business, operations, assets, Liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect or change resulting from or arising in connection with (i) general political, economic, legal, regulatory, capital markets or industry-wide conditions which do not have a disproportionate impact on the business of the Company and its Subsidiaries taken as a whole, (ii) the announcement or other disclosure of this Agreement or the transactions contemplated hereby, (iii) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects the industries in which the Company participates generally and does not have a disproportionate impact on the business of the Company and its Subsidiaries taken as a whole, and (iv) any action or omission of a party or any of its Subsidiaries taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 6.12(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(e).

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Minimum Common Return” means the occurrence of the Common Shareholders, Optionholders and the holder of the Specified Warrant receiving amounts, in the aggregate and taking into account amounts withheld for Taxes on behalf of the Common Shareholders, Optionholders and the holder of the Specified Warrant, equal to the Minimum Preferred Return under Sections 3.1(b)(i) and (iii) and Sections 3.1(d)(i) and (iii).

“Minimum Preferred Return” means $30,000,000 less one-half of the Total Escrow Deposit.

“Multiemployer Plan” means any Employee Plan that is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Objection Notice” has the meaning set forth in Section 4.2.

“Open Source Materials” has the meaning set forth in Section 6.13(f).

“Option Merger Consideration” has the meaning set forth in Section 3.1(d).

“Optionholders” has the meaning set forth in the Recitals.

“Options” has the meaning set forth in the Recitals.

“Order” means any decree (including a consent decree), injunction, judgment, order, ruling, assessment, administrative decision or writ issued by a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of organization, articles of association, bylaws, operating agreement, trust agreement or similar formation or governing documents and instruments.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payment Instructions Letter” has the meaning set forth in Section 4.1.

“Pension Plan” refers to each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permit” means any licenses, permits, franchises, approvals, concessions, clearances, registrations, certificates (including certificates of occupancy), qualifications and other evidence of authority issued by a Governmental Entity.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or which are being contested in good faith by appropriate proceedings by the Company and for which adequate reserves have been made in the Financial Statements, (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, material and for which adequate reserves have been made in the Financial Statements; (iii) Liens incurred in the Ordinary Course of Business in connection with worker’s compensation and unemployment insurance or similar laws; (iv) statutory landlords’ Liens or Liens under lease agreements; (v) with respect to any real property: (A) zoning, building or similar restrictions relating to or affecting property which are imposed by any Governmental Entity having jurisdiction over such real property, and (B) all matters of record and unrecorded matters that do not adversely affect, impair or interfere with in any material respect the use or occupancy of such real property as currently used or occupied by the Company or the operation of the Business, and (vi) Liens securing Indebtedness for borrowed money that is reflected on the Latest Balance Sheet.

“Person” means any individual, corporation, limited liability company, limited partnership, association, partnership, joint venture, trust or estate, government (or agency or political subdivision thereof) or any other entity.

“Policies” has the meaning set forth in the Section 6.19(a).

“Preferred Merger Consideration” has the meaning set forth in Section 3.1(c).

“Preferred Shareholders” has the meaning set forth in the Recitals.

“Public Accountant” has the meaning set forth in Section 4.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means the common stock of Purchaser, par value $0.001 per share.

“Purchaser Indemnified Parties” has the meaning set forth in Section 14.2(a).

“Registered Intellectual Property” means Intellectual Property that has been registered with a governmental agency and for which a governmental registration has been received, including Patents issued by governmental patent offices, Trademark registrations issued by governmental trademark offices, Copyright registrations issued by governmental copyright offices, and Domain Name registrations issued by a government-appointed domain-name registrar.

“Related Parties” has the meaning set forth in Section 6.21.

“Relevant Proceeding” has the meaning set forth in Section 13.3.

“Representatives” means, with respect to any Person, its directors, officers, employees, agents, accountants, legal and financial advisers and other representatives.

“Reserve Date” means the eighteen-month anniversary of the Closing Date.

“Reserve Statement” has the meaning set forth in Section 4.4(a).

“Reserve Statement Disputed Items” has the meaning set forth in Section 4.4(a).

“Reserve Statement Objection Notice” has the meaning set forth in Section 4.4(a).

“Reserved A/R” means the aggregate amount of the accounts receivable of the Company and its Subsidiaries as of September 30, 2010, as reflected in the scheduled invoices set forth on (and only to the extent reflected in the invoices set forth on) Schedule 1.1.3, net of the reserves for such accounts receivable set forth on Schedule 1.1.3.

“Reserved Continental Deferred Revenue” means the deferred revenue subject to the reserve shown on Schedule 1.1.4 as the “Conti Price Dispute”.

“Reserved Deferred Revenue” means the reserved revenue for credit risks of the Company and its Subsidiaries as of September 30, 2010, as set forth on (and only to the extent set forth on) Schedule 1.1.4.

“Reserved Inventory” means the aggregate amount of the reserved inventory of the Company and its Subsidiaries on hand as of September 30, 2010, as set forth on (and only to the extent set forth on) Schedule 1.1.5, net of the reserves for such inventory set forth on Schedule 1.1.5.

“Richardson L/C” means that current Irrevocable Standby Letter of Credit No. SVBSF004724 issued by Silicon Valley Bank in the amount of $338,000 in favor of, and as security to, the Company’s landlord at its Richardson facility.

“Sale Transaction” means any of (a) the sale, in a single transaction or series of related transactions, of all or substantially all of the assets of the Surviving Corporation; (b) (i) the merger or consolidation of Purchaser, the Surviving Corporation or any affiliate of Purchaser that owns the Surviving Corporation on the date following the Closing Date (a “Subsequent Holder”) into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with Purchaser, the Surviving Corporation or a Subsequent Holder, (iii) a tender or exchange offer or other business combination transaction involving Purchaser, the Surviving Corporation or a Subsequent Holder, or (iv) the issuance, sale or transfer, in a single transaction or a series of related transactions, of shares of stock of the Surviving Corporation or a Subsequent Holder, in each case following which Purchaser ceases to own, directly or indirectly, a majority of the economic and voting interests in the Surviving Corporation; or (c) any dissolution, winding up, or liquidation of the Surviving Corporation.

“Securities” means, with respect to any Person, (a) any capital stock, share capital, ownership, equity, voting or profits interest, or other securities of such Person, (b) any rights, options, warrants, calls, subscriptions, securities or other agreements and commitments convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for, directly or indirectly, capital stock, share capital, ownership, equity, voting or profits interest, or other securities, of such Person, or (c) any bonds, debentures, notes, or other indebtedness that, in each case, entitle the holders to vote (or that are convertible into or exchangeable or exercisable for capital stock, share capital, ownership, equity, voting or profits interest, or other securities that entitle any of the holders to vote) with holders of shares of share capital, ownership, equity, voting or profits interest, or other securities of such Person on any matter.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Group” has the meaning set forth in Section 15.11.

“Securityholders” has the meaning set forth in the Recitals.

“Securityholders’ Representative” has the meaning set forth in Section 12.1.

“Securityholder Indemnified Parties” has the meaning set forth in Section 14.3(a).

“Shareholders” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in Section 6.7(a).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Specified Warrant” means the Warrant issued to Mark A. Weinzierl to purchase 35,814 shares of Company Common Stock for an exercise price of $.01 per share.

“Specified Warrant Consideration” has the meaning set forth in Section 3.1(e).

“Standard Company Agreements” means Contracts for (i) sale, resale, distribution, maintenance or support of Company Products, (ii) licensing, maintenance or support of Company Software, and (iii) disclosure of the Company’s confidential information, in each case, entered into by the Company or any Subsidiary and Persons that are its customers or recipients of the Company’s confidentiality information in the Ordinary Course of Business pursuant to the Standard Ts&Cs.

“Standard Ts&Cs” means the Company’s standard terms and conditions or agreements applicable to: (A) sales, licenses, leases or other dispositions of Company Products, or (B) disclosure of the Company’s confidential information.

“Stockholder Consent” has the meaning set forth in Section 2.7.

“Straddle Returns” has the meaning set forth in Section 13.1(a).

“Stub Period” has the meaning set forth in Section 13.1(b).

“Stub Period Income Tax Returns” has the meaning set forth in Section 13.1(b).

“Subsidiary” means, with respect to the Company, any legal entity of which the Company (either alone or through or together with any other Subsidiary or Subsidiaries thereof) is the general partner or managing entity or of which at least a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such legal entity, is directly or indirectly owned or controlled by the Company (either alone or through or together with any other Subsidiary or Subsidiaries thereof).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“S-X Expenses” means the fees and expenses of Grant Thornton, not to exceed $50,000, to evaluate and/or to bring the Financial Statements in compliance with the representations and warranties contained in Section 6.8(b)(i) and to deliver a consent to Purchaser’s inclusion of the Financial Statements in Purchaser’s filings under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the imposition of any Taxes.

“Tax Return” means any return, declaration, report, estimate, information return or statement required to be filed in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of taxes, including all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, privilege, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, claims related to escheat and unclaimed property, fees, assessments and charges of any kind whatsoever imposed by any Governmental Entity; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) any transferee Liability in respect of any items described in clauses (a) and/or (b).

“Third-Party Claim” has the meaning set forth in Section 14.4(a).

“Third-Party Combined Products” has the meaning set forth in Section 6.13(f).

“Total Common-Only Equivalents” means (A) the number of shares of Common Company Stock issued and outstanding as of immediately prior to the Effective Time, (B) the number of shares of Company Common Stock issuable in respect of all vested Options issued and outstanding as of immediately prior to the Effective Time that have an exercise price per share less than the implied purchase price for a share of Company Common Stock at the Effective Time, and (C) the number of shares of Company Common Stock issuable in respect of the Specified Warrant as of immediately prior to the Effective Time.

“Total Escrow Deposit” means the sum of the Cash Escrow Deposit and the Expense Escrow Deposit.

“Total Preferred” means the number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Tax Benefit” means the Tax benefit attributable to the aggregate expenses resulting from the payment of any bonuses, any payments for any restricted stock, non-qualified options or stock appreciation rights, or any other compensatory payments, management, advisory or consulting fees and other similar items, any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any Indebtedness, any costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness of the Company) and Company Transaction Expenses, in each case which may become deductible in the current taxable year by the Company in connection with the transactions contemplated hereby, as well as any other deductions of the Company in the current year incurred in connection with the transactions contemplated hereby (including any deductions attributable to any payments made to holders of Options in accordance with the terms and conditions of this Agreement) net of Tax costs in connection therewith (including related to any Medicare related expense), in each case, which have not otherwise been borne by the Securityholders.

“Transmittal Documents” has the meaning set forth in Section 3.2(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2102 et. seq.

“Warrant Surrender Agreement” means an agreement in form and substance reasonably satisfactory to Purchaser pursuant to which each Warrantholder shall agree to surrender and terminate his, her or its Warrant and release all rights or claims in respect thereof in exchange for the payments contemplated by Section 3.2(c).

“Warrantholders” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in the Recitals.

“Working Capital” means the excess of the Company’s and its Subsidiaries’ total current consolidated assets over the Company’s and its Subsidiaries’ total current consolidated liabilities (but (a) excluding all Company Transaction Expenses identified on the Payment Instructions letter and any S-X Expenses (it being understood that any S-X Expenses in excess of $50,000 shall be deemed to be Company Transaction Expenses) and (b) including any Company Transaction Expenses not identified on the Payment Instructions Letter), in each case, containing only the line items and the categories set forth on Schedule 1.1.2, notwithstanding the fact that GAAP may require additional categories of current assets and current liabilities to be included in a GAAP presentation of Working Capital; provided that notwithstanding anything herein to the contrary, in no event will the determination of “Working Capital” include (1) any amounts otherwise included in the computation of the Closing Date Cash Consideration or (2) any accounts between the Company and any of its Subsidiaries or between a Subsidiary of the Company and another Subsidiary of the Company.

“Working Capital Deductible” has the meaning set forth in Section 4.3.

“Working Capital Disputed Items” has the meaning set forth in Section 4.2.

1.2 Certain Interpretive Matters. (a) Unless the context otherwise requires, (i) all references to sections, articles or exhibits are to be sections, articles and exhibits of or to this Agreement unless specifically referring to another contract, agreement, document or instrument, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, (iv) the term “including” means “including without limitation,” (v) all references to $ or dollar amounts are to lawful currency of the United States, (vi) to the extent the term “day” or “days” is used, it shall mean calendar days, (vii) the pronoun “his” refers to the masculine, feminine and neuter, (viii) the words “herein,” “hereto” “hereby,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision of this Agreement, and (ix) except to the extent expressly set forth herein, each accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP.

(b) All of the section and article headings in this Agreement are for the convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever.

(c) No provision of this Agreement shall be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which that party or its counsel participated in the drafting thereof or by reason of the extent to which that provision is inconsistent with any prior draft hereof or thereof.

(d) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions contained in this Agreement, as of the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with this Agreement, and the separate existence of Merger Subsidiary shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (the Company, after the Effective Time, sometimes being referred to herein as the “Surviving Corporation”). From and after the Effective Time, all the rights, property, privileges, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation, and the Surviving Corporation shall be subject to all the debts, Liabilities and duties of each of the Constituent Corporations. The Merger shall have the effects provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

2.2 The Closing. The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.3 Effective Time. On the Closing Date, the parties hereto shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be properly executed and delivered for filing in accordance with the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time to be hereinafter referred to as the “Effective Time.”

2.4 Certificate of Incorporation; Bylaws. (a) The Certificate of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that the Surviving Corporation shall be renamed “Enfora, Inc.”), unless and until it is duly amended in accordance with its terms and the applicable provisions of the DGCL.

(b) The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Enfora, Inc.”), unless and until they are duly amended in accordance with their terms and the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

2.5 Directors and Officers. (a) The directors of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable provisions of the Surviving Corporation’s Certificate of Incorporation and Bylaws and the DGCL.

(b) The officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the applicable provisions of the Surviving Corporation’s Certificate of Incorporation and Bylaws and the DGCL.

2.6 Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, no Company Share that is outstanding immediately prior to the Effective Time, the holder of which (i) has not voted in favor of the Merger or consented in writing thereto, (ii) has properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, and (iii) has not effectively withdrawn or lost its rights to appraisal (each a “Dissenting Share”), shall be deemed to be converted into and to represent the right to receive the Common Merger Consideration, and the holders of Dissenting Shares, if any, will only be entitled to receive payment from the Surviving Corporation of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if the holder of any Dissenting Shares fails to perfect or effectively withdraws or loses the right to appraisal and payment under Section 262 of the DGCL, such holder’s Dissenting Shares shall thereupon automatically be deemed, as of the Effective Time, to have been cancelled and extinguished and been converted into the right to receive, without interest, the Common Merger Consideration in accordance with Section 3.2(d).

(b) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of such demands and any other instruments related thereto served pursuant to the DGCL and received by the Company, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, (x) voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares, (y) approve any withdrawal of any demands for appraisal (unless such approval creates no obligations for the Company except the obligation to pay, in accordance with this Agreement, the Merger Consideration with respect to the applicable Dissenting Shares, without interest thereon, as if such shares had never been Dissenting Shares), or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

2.7 Stockholder Consent. Immediately following the execution and delivery of this Agreement, the Company shall deliver a stockholder consent duly executed by the requisite holders, substantially in the form attached hereto as Exhibit B, approving the Merger (the “Stockholder Consent”).

ARTICLE III

TREATMENT OF CAPITAL STOCK; CLOSING DATE MERGER CONSIDERATION

3.1 Treatment of Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Subsidiary or the Company, each share of the Company Common Stock or Company Preferred Stock that is owned by the Company immediately prior to the Effective Time shall cease to exist and shall automatically be canceled and retired without any conversion thereof or payment of any consideration therefor.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Subsidiary or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock cancelled pursuant to Section 3.1(a)) shall be canceled and extinguished and shall be converted automatically into the right to receive, as provided herein, each of the following (collectively, “Common Merger Consideration”), without interest:

(i) an amount equal to the Closing Common Per Share Price minus, if applicable, with respect to shares of restricted stock, any applicable withholding taxes;

(ii) an amount equal to the quotient of (A) one-half of the portion of the amount payable to the Securityholders under Section 4.3 divided by (B) Total Common-Only Equivalents, and an amount equal to the quotient of (C) one-half of the portion of the amount payable to the Securityholders under Section 4.4 divided by (D) Total Common-Only Equivalents, in each case when, as and if such amounts are payable;

(iii) until such time as the Minimum Common Return is achieved, an amount equal to the quotient of (A) any Contingent Consideration payable in accordance with Section 5.1 up to the achievement of the Minimum Common Return divided by (B) Total Common-Only Equivalents, when, as and if such amount is payable;

(iv) after the achievement of the Minimum Common Return, an amount equal to the quotient of (A) one-half of the balance of any Contingent Consideration payable in accordance with Section 5.1 that is not applied to the Minimum Common Return divided by (B) Total Common-Only Equivalents, when, as and if such amount is payable; and

(v) an amount equal to the quotient of (A) one-half of any distribution to the Securityholders pursuant to the Escrow Agreement, when, as and if such amount is payable, divided by (B) the Total Common-Only Equivalents.

All shares of Company Common Stock held by a single holder shall be aggregated together for the purpose of determining the amount of Common Merger Consideration payable pursuant to this Section 3.1(b) to such holder, with any such amount being rounded to the nearest cent (with one-half being rounded up).

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Subsidiary or the Company, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock cancelled pursuant to Section 3.1(a)) shall be canceled and extinguished and shall be converted automatically into the right to receive, as provided herein, each of the following (collectively, “Preferred Merger Consideration”), without interest:

(i) an amount equal to the quotient of (A) the Minimum Preferred Return divided by (B) the Total Preferred;

(ii) an amount equal to the quotient of (A) one-half of the portion of the amount payable to the Securityholders under Section 4.3 divided by (B) the Total Preferred, and an amount equal to the quotient of (C) one-half of the portion of the amount payable to the Securityholders under Section 4.4 divided by (D) the Total Preferred, in each case when, as and if such amounts are payable;

(iii) after the achievement of the Minimum Common Return, an amount equal to the quotient of (A) one-half of the balance of any Contingent Consideration payable in accordance with Section 5.1 that is not applied to the Minimum Common Return divided by (B) the Total Preferred, when, as and if such amount is payable; and

(iv) an amount equal to the quotient of (A) one-half of any distribution to the Securityholders pursuant to the Escrow Agreement, when, as and if such amount is payable, divided by (B) the Total Preferred.

All shares of Company Preferred Stock held by a single holder shall be aggregated together for the purpose of determining the amount of Preferred Merger Consideration payable pursuant to this Section 3.1(c) to such holder, with any such amount being rounded to the nearest cent (with one-half being rounded up).

(d) Purchaser will not assume or substitute for any Option and, accordingly, in lieu thereof, at the Effective Time, without the need for any action on the part of the holder thereof, each Option shall terminate in accordance with the terms of the Company Stock Plan, and if, and only if, any Option is vested with an exercise price per share less than the implied purchase price for a share of Company Common Stock at the Effective Time (each, a “Cashed-Out Option”), each such vested Option shall be converted automatically into the right to receive with respect to each share of Company Common Stock issuable upon exercise of each such vested Option, as provided herein, each of the following (collectively, “Option Merger Consideration”), without interest:

(i) an amount equal to (A) (I) the Closing Common Per Share Price, minus (II) the exercise price that would be paid to the Company in respect of each share of Company Common Stock issuable upon exercise of such vested Option as of immediately prior to the Effective Time, had such vested Option been exercised in full (and assuming payment in full of the exercise price of such vested Option solely in cash) immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company pursuant to which such vested Option was issued minus (B) any applicable withholding taxes;

(ii) an amount equal to the quotient of (A) one-half of the portion of the amount payable to the Securityholders under Section 4.3 divided by (B) Total Common-Only Equivalents, and an amount equal to the quotient of (C) one-half of the portion of the amount payable to the Securityholders under Section 4.4 divided by (D) Total Common-Only Equivalents, in each case when, as and if such amounts are payable;

(iii) until such time as the Minimum Common Return is achieved, an amount equal to the quotient of (A) any Contingent Consideration payable in accordance with Section 5.1 up to the achievement of the Minimum Common Return by (B) Total Common-Only Equivalents, when, as and if such amount is payable;

(iv) after the achievement of the Minimum Common Return, an amount equal to the quotient of (A) one-half of the balance of any Contingent Consideration payable in accordance with Section 5.1 that is not applied to the Minimum Common Return divided by (B) Total Common-Only Equivalents, when, as and if such amount is payable; and

(v) an amount equal to the quotient of (A) one-half of any distribution to the Securityholders pursuant to the Escrow Agreement, when, as and if such amount is payable, divided by (B) the Total Common-Only Equivalents.

All shares of Company Common Stock issuable upon exercise of all vested Options held by a single holder shall be aggregated together for the purpose of determining the amount of Option Merger Consideration payable pursuant to this Section 3.1(d) to such holder, with any such amount being rounded to the nearest cent (with one-half being rounded up).

(e) At the Effective Time, and pursuant to the Warrant Surrender Agreement with the holder of the Specified Warrant, the holder of the Specified Warrant shall be entitled to receive from the Purchaser on behalf of Surviving Corporation with respect to the each share of Company Common Stock issuable upon exercise of the Specified Warrant, as provided herein (the “Specified Warrant Consideration” and together with the Common Merger Consideration, the Preferred Merger Consideration and the Option Merger Consideration (the “Merger Consideration”), without interest:

(i) an amount equal to (A) the Closing Common Per Share Price, minus (B) the exercise price that would be paid to the Company in respect of such share of Company Common Stock issuable upon exercise of the Specified Warrant, had such Warrant been exercised in full immediately prior to the Effective Time;

(ii) an amount equal to the quotient of (A) one-half of the portion of the amount payable to the Securityholders under Section 4.3 divided by (B) Total Common-Only Equivalents, and an amount equal to the quotient of (C) one-half of the portion of the amount payable to the Securityholders under Section 4.4 divided by (D) Total Common-Only Equivalents, in each case when, as and if such amounts are payable;

(iii) until such time as the Minimum Common Return is achieved, an amount equal to the quotient of (A) any Contingent Consideration payable in accordance with Section 5.1 up to the achievement of the Minimum Common Return by (B) Total Common-Only Equivalents, when, as and if such amount is payable;

(iv) after the achievement of the Minimum Common Return, an amount equal to the quotient of (A) one-half of the balance of any Contingent Consideration payable in accordance with Section 5.1 that is not applied to the Minimum Common Return divided by (B) Total Common-Only Equivalents, when, as and if such amount is payable; and

(v) an amount equal to the quotient of (A) one-half of any distribution to the Securityholders pursuant to the Escrow Agreement, when, as and if such amount is payable, divided by (B) the Total Common-Only Equivalents.

All shares of Company Common Stock issuable upon exercise of the Specified Warrant shall be aggregated together for the purpose of determining the amount of Specified Warrant Consideration payable pursuant to this Section 3.1(e) to such holder, with any such amount being rounded to the nearest cent (with one-half being rounded up)

(f) Upon conversion thereof as described in this Section 3.1, each Company Share shall cease to exist and shall automatically be canceled and retired and each holder of a Certificate representing such Company Share shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest, upon surrender of such Certificate pursuant to Section 3.2.

(g) Each share of capital stock of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

3.2 Delivery of Consideration; Exchange of Certificates; Payments to Holders of Cashed-Out Options.

(a) At least seven (7) days prior to the Closing Date, the Company shall mail or cause to be mailed to each holder of record of one or more certificates representing Company shares (“Certificates”) the following: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by Purchaser), such letter of transmittal to be in such form and to have such other provisions as Purchaser and the Company reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (collectively, the “Transmittal Documents”). The Transmittal Documents shall be addressed to the most current address, according to the books and records of the Company, of each holder or record of Certificate(s).

(b) Upon surrender of one or more Certificates to Purchaser, as paying agent, together with a properly executed letter of transmittal (containing such representations and warranties as are acceptable to the Purchaser and the Company), Purchaser will, if delivered at least two (2) Business Days prior the Closing Date, at the Closing and, if delivered later than at least two (2) Business Days prior to the Closing Date, promptly, but in no event later than two (2) Business Days following receipt of such Certificate(s) and properly completed and executed Transmittal Documents, deliver to the holder of such Certificate(s) the Merger Consideration payable pursuant to Article III with respect to the Certificate(s) surrendered. Any Certificate(s) so surrendered shall forthwith be canceled.

(c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such amount as the Purchaser may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Purchaser, as the paying agent, shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

(d) Until the holder of Certificates surrenders such Certificates and delivery of a properly executed letter of transmittal to the Purchaser, such holder shall not be entitled to receive the Merger Consideration payable pursuant to Article III. No interest will be paid or accrued on any Merger Consideration payable pursuant to Article III.

(e) After the Effective Time, there shall be no further registrations or transfers of Certificates on the stock transfer records of the Company.

(f) Notwithstanding the foregoing, none of the Purchaser or the Company shall be liable to any Shareholder for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g) Within three Business Days after the Closing Date, Purchaser shall pay or cause to be paid to each holder of a Cashed-Out Option in settlement thereof, for each share of Company Common Stock subject thereto, the amounts payable pursuant to Section 3.1(d)(i).

3.3 Closing Date Payments. (a) In addition to any amounts payable pursuant to and subject to compliance with Section 3.2, at the Closing, Purchaser shall deliver or cause to be delivered:

(i) to the Persons set forth in the Payment Instructions Letter, the amounts necessary to satisfy all of the Closing Date Indebtedness set forth in the Closing Statement and all of the Company Transaction Expenses set forth in the Payment Instructions Letter, each in accordance with the instructions provided in the Payment Instructions Letter; and

(ii) to the Escrow Agent, the Cash Escrow Deposit and the Expense Escrow Deposit in accordance with the Escrow Agreement.

Without limiting the foregoing, Purchaser agrees that any Company Transaction Expense set forth in the Payment Instructions Letter that is not payable on the Closing Date shall be paid by Purchaser or the Surviving Corporation at the time and in accordance with the instructions set forth in the Payment Instructions Letter.

(b) The parties hereto agree that, for federal income tax reporting purposes Purchaser shall be the owner of the Cash Escrow Deposit. All interest and other amounts earned on the Cash Escrow Deposit shall remain as part of the Cash Escrow Deposit, but Purchaser shall be entitled to receive quarterly distributions from the Escrow Account in an amount equal to the tax, if any, that Purchaser is required to pay on such interest, as requested in writing to the Escrow Agent.

(c) Notwithstanding any other provision in this Agreement to the contrary, the Closing Date Cash Consideration shall be adjusted at the Closing as set forth in this Section 3.3 pursuant to the Closing Statement delivered pursuant to Section 4.1. The adjustment to the Closing Date Cash Consideration shall be (i) upward, on a dollar-for-dollar basis, to the extent that the Working Capital of the Company transferred to Purchaser at Closing is greater than $0, (ii) downward, on a dollar-for-dollar basis, to the extent that the Working Capital of the Company transferred to Purchaser at Closing is less than $0 and (iii), downward, on a dollar-for-dollar basis, to the extent of any Closing Date Indebtedness reflected in the Closing Statement. To the extent the Final Statement is different from the Closing Statement, the Closing Date Cash Consideration shall be adjusted as provided in Section 4.2 and such adjustment shall be paid as provided in Section 4.3.

(d) At the Closing, the Company shall deliver duly executed copies of Warrant Surrender Agreements signed by each Warrantholder, which Warrant Surrender Agreements shall provide, and which the Company shall pay, for the surrender of all issued and outstanding Warrants, at or prior to the Closing, for the applicable amounts set forth on Schedule 3.3(d) (it being understood that Purchaser shall have no obligation or liability to pay any additional amount at the Closing for such Warrant Surrender Agreements), except that the Purchaser shall be responsible for making payments to the holder of the Specified Warrant, which payments shall be set forth in Section 3.1(e) and not in Schedule 3.3(d).

3.4 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date of the Agreement and prior to the Effective Time (but excluding the grant (other than any grants not made in accordance with this Agreement), exercise or settlement of any Options), the Merger Consideration shall be appropriately adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.5 Amendment of Company Stock Plan; Board Determinations. Prior to the Effective Time, the Board of Directors of the Company (or a committee thereof) shall take such actions or make such determinations as may be reasonably necessary and/or reasonably requested by Purchaser to implement the provisions of Section 3.2(g), including any amendment to the Company Stock Plan, in each case in a form reasonably acceptable to Purchaser. Additionally, the Company will take appropriate action to terminate the Company Stock Plan as of the Effective Time.

ARTICLE IV

CLOSING AND FINAL STATEMENT

4.1 The Closing Statement. At least three Business Days prior to the Closing Date, the Company shall deliver to Purchaser (a) an unaudited interim Closing Statement (the “Closing Statement”) setting forth, in reasonable detail, the Company’s good faith estimate of the value of the Working Capital as of September 30, 2010, and the Closing Date Indebtedness as of the Effective Time, and (b) a payment instructions letter, signed on behalf of the Company by a duly authorized officer of the Company and in form and substance reasonably satisfactory to Purchaser, setting forth the respective amounts, payees and payment instructions relating to the payment of the Closing Date Indebtedness and the Company Transaction Expenses (the “Payment Instructions Letter”). The Company’s calculation of the Working Capital and the Closing Date Indebtedness shall be prepared in accordance with Schedule 1.1.2, except that Working Capital, as set forth in the Closing Statement, shall include only those categories and line items (including accruals, reserves and deferrals), which make up the balances set forth on Schedule 1.1.2, notwithstanding the fact that GAAP may require additional categories of current assets and current liabilities to be included in GAAP presentation of Working Capital. All expenses relating to the preparation of the Closing Statement by employees or agents of the Company or Purchaser will be borne by the party employing or engaging such employees or agents and, if any such Company expense is unpaid at the date hereof, will be deemed a Company Transaction Expense. Purchaser and Purchaser’s independent certified public accountants will have the right to review, at the expense of Purchaser, any applicable work papers relating to the preparation of the Closing Statement.

4.2 Preparation of the Final Statement. Within 75 calendar days after the Closing Date (and no later than 75 calendar days after the Closing Date), Purchaser will prepare and deliver, or cause to be prepared and delivered, to the Securityholders’ Representative, at Purchaser’s expense, an unaudited statement (the “Final Statement”), which will set forth in reasonable detail any proposed adjustments to the Working Capital at September 30, 2010 from the estimate thereof set forth in the Closing Statement. Such adjustments will be proposed only in accordance with the calculation of Working Capital in Section 4.1 above. In the Final Statement, the Purchaser may not propose any adjustments to the Working Capital at September 30, 2010, related to the Reserved Continental Deferred Revenue, the Reserved A/R, the Reserved Deferred Revenue or the Reserved Inventory as any proposed adjustments with respect to those items will be determined and settled on or before the end of the Contingent Period as described in Section 4.4; provided, however, that the Purchaser may so propose adjustments to the Working Capital at September 30, 2010, related to the Reserved Continental Deferred Revenue, the Reserved A/R, the Reserved Deferred Revenue or the Reserved Inventory to the extent such adjustments are based on any determination by the Independent Accountant that adjustments are required to any of the Reserved Continental Deferred Revenue, the Reserved A/R, the Reserved Deferred Revenue or the Reserved Inventory, and any such proposed adjustments shall be included in the Final Statement and subject to the provisions of this Section 4.2 and Section 4.3. The Securityholders’ Representative and its Representatives will have the right to review, at the Securityholders’ Representative’s expense, any of the applicable books, records and work papers relating to the preparation of the Final Statement; provided, however, that to the extent such books, records and work papers include confidential or proprietary information, Purchaser may condition any such review of the books, records and work papers upon the Securityholders’ Representative and its Representatives executing a mutually satisfactory and customary confidentiality agreement to keep all matters disclosed under this Section 4.2 confidential, provided, further, than any delays as a result of such requirement shall automatically extend the applicable objection period for the Securityholders’ Representative. Within 45 calendar days after the date that the Securityholders’ Representative receives the Final Statement, the Securityholders’ Representative will advise Purchaser in writing that the Securityholders’ Representative either (i) agrees with the proposed adjustments in the Final Statement or (ii) does not agree with the proposed adjustments in such Final Statement, in which event the Securityholders’ Representative may give Purchaser a written notice stating in reasonable detail its objections (an “Objection Notice”) to the proposed adjustments in the Working Capital and/or the Closing Date Indebtedness as of the date hereof and/or the preparation of the Final Statement. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor and the Securityholders’ Representative’s proposed corrections. Any determination expressly set forth in the Final Statement that is not specifically objected to in an Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent the Securityholders’ Representative makes an objection to a specific determination set forth in the Final Statement pursuant to an Objection Notice delivered to Purchaser within such 45-day period, the Final Statement and Purchaser’s determination of Working Capital and Closing Date Indebtedness will be final and binding upon the parties hereto. In the event that the Securityholders’ Representative notifies Purchaser of a disagreement pursuant to an Objection Notice, Purchaser and the Securityholders’ Representative will negotiate in good faith to resolve any disagreements with respect to the Final Statement; provided, however, that any settlement negotiations will not be discoverable by or communicated to the Public Accountant (as defined below). In the event that Purchaser and the Securityholders’ Representative fail to reach agreement on the proposed adjustments in the Final Statement within 45 calendar days (or such longer period as is mutually agreed) of the date of the Objection Notice, then Purchaser and the Securityholders’ Representative will retain PricewaterhouseCoopers, or if PricewaterhouseCoopers is unable or unwilling to act as the accounting firm to resolve the remaining disputed items, Purchaser and the Securityholders’ Representative shall mutually select a nationally recognized accounting firm (other than the accountants of any of Purchaser, the Company, any Subsidiary or the Securityholders’ Representative prior to the Closing); provided that the accounting firm shall in no event have performed a material amount of accounting, tax or auditing services in the past three years or be engaged to perform a material amount of such services for any of Purchaser, the Company, any Subsidiary or the Securityholders’ Representative (the firm ultimately selected, the “Public Accountant”). The Purchaser and the Securityholders’ Representative shall instruct the Public Accountant to resolve the dispute as soon as practicable, and in any event within 30 days, and

Purchaser and the Securityholders’ Representative and their respective Representatives shall cooperate with the Public Accountant during its engagement. Each party will promptly furnish to the Public Accountant such workpapers and other documents and information relating to the Working Capital Disputed Items (as defined below) as the Public Accountant may request and which are available to that party or its Representatives (or, to the extent obtainable, its independent public accountants). The Public Accountant shall only decide the specific proposed adjustments under dispute by the parties (the “Working Capital Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Working Capital Disputed Item, the Public Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each party will promptly furnish to the Public Accountant such workpapers and other documents and information relating to the Working Capital Disputed Items as the Public Accountant may reasonably request and which are available to that party (or, to the extent obtainable, its independent public accountants). The Public Accountant’s determination shall be based solely on presentations by Purchaser and the Securityholders’ Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Working Capital, Closing Date Indebtedness and the adjustments to the Final Statement as determined by the Public Accountant will, absent manifest error, be final and binding upon the parties hereto and will constitute the Working Capital, Closing Date Indebtedness and the actual adjustments to the Final Statement for all purposes of this Section 4.2. The fees and expenses of the Public Accountant in connection with its review of the Final Statement shall be allocated between the Purchaser, on the one hand, and the Securityholders’ Representative, on the other hand, based upon the percentage which the portion of the Working Capital Disputed Items not awarded to each party bears to the amount actually contested by such party, without taking into account the impact of any Working Capital Deductible. Each of Purchaser and the Securityholders’ Representative agree to execute, if requested by the Public Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Public Accountant.

4.3 Payment of the Closing Date Cash Consideration Adjustment. If, consistent with the provisions of this Article IV, the adjustments to the Final Statement requires an adjustment to the Closing Date Cash Consideration in excess of $75,000 (the “Working Capital Deductible”), the Company, the Securityholders and Purchaser will make any payments or refunds, as the case may be, on a dollar-for-dollar basis with respect to the Closing Date Cash Consideration necessary to give effect to the provisions of Section 3.3(c) less the Working Capital Deductible within five Business Days of the adjustments to the Final Statement being deemed final pursuant to Section 4.2. If a decrease of the Closing Date Cash Consideration pursuant to Section 3.3(c) requires a refund to Purchaser, such payment will be made by wire transfer of immediately available funds from the Escrow Account to Purchaser. If an increase of the Closing Date Cash Consideration pursuant to Section 3.3(c) requires an additional payment to the Securityholders, such payments shall be made by wire transfer of immediately available funds by Purchaser to the applicable Securityholders in such amounts as are set forth in Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.1(e), as applicable, in each case, net of applicable withholding taxes.

4.4 Reserve Adjustment.

(a) Within 30 days after the Reserve Date, Purchaser will prepare and deliver, or cause to be prepared and delivered, to the Securityholders’ Representative, at Purchaser’s expense, an unaudited statement (the “Reserve Statement”), which shall set forth in good faith and reasonable detail (i) the net proceeds received by or on behalf of the Company from collections of the Reserved A/R through the Reserve Date (the “Collected Reserved A/R”), (ii) the net proceeds received by or on behalf of the Company from collections of the Reserved Deferred Revenue (the “Collected Deferred Revenue”), (iii) the net proceeds received by or on behalf of the Company from sales of the Reserved Inventory through the Reserve Date (the “Collected Reserved Inventory”), and (iv) the amounts recognized as income through the Reserve Date on account of the Reserved Continental Deferred Revenue (the “Collected Continental Deferred Revenue”). During the period from Closing through the Reserve Date, the Purchaser shall exercise commercially reasonable efforts to collect the Collected Reserved A/R, the Collected Deferred Revenue and the Collected Reserved Inventory and to recognize into income the Collected Continental Deferred Revenue. The Securityholders’ Representative and its Representatives shall have the right to review, at the Securityholders’ Representative’s expense, any of the applicable books, records and work papers relating to the preparation of the Reserve Statement; provided, however, that to the extent such books, records and work papers include confidential or proprietary information, Purchaser may condition any such review of the books, records and work papers upon the Securityholders’ Representative and its Representatives executing a mutually satisfactory and customary confidentiality agreement to keep all matters disclosed under this Section 4.4 confidential, provided, further, than any delays as a result of such requirement shall automatically extend the applicable objection period for the Securityholders’ Representative. Within 45 calendar days after the date that the Securityholders’ Representative receives the Reserve Statement, the Securityholders’ Representative will advise Purchaser in writing that the Securityholders’ Representative either (i) agrees that the Reserve Statement was prepared in accordance with the first sentence of this Section 4.4 or (ii) does not agree that such Reserve Statement was so prepared, in which event the Securityholders’ Representative may give Purchaser a written notice stating in reasonable detail its objections (a “Reserve Statement Objection Notice”) to the calculation of the Collected Reserved A/R, Collected Deferred Revenue, the Collected Reserved Inventory and/or the Collected Continental Deferred Revenue as of such date. Any Reserve Statement Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor and the Securityholders’ Representative’s proposed corrections. Any determination expressly set forth in the Reserve Statement that is not specifically objected to in a Reserve Statement Objection Notice shall be deemed final and binding upon the parties hereto. Except to the extent the Securityholders’ Representative makes an objection to a specific determination set forth in the Reserve Statement pursuant to an Reserve Statement Objection Notice delivered to Purchaser within such 45-day period, the Reserve Statement and Purchaser’s determination of the Collected Reserved A/R, Collected Deferred Revenue, the Collected Reserved Inventory and/or the Collected Continental Deferred Revenue will be final and binding upon the parties hereto. In the event that the Securityholders’ Representative notifies Purchaser of a disagreement pursuant to a Reserve Statement Objection Notice, Purchaser and the Securityholders’ Representative will negotiate in good faith to resolve any disagreements with respect to the Reserve Statement; provided, however, that any settlement negotiations will not be discoverable by or communicated to the Public Accountant. In the event that Purchaser and the Securityholders’ Representative fail to reach agreement on the Reserve Statement within 45 calendar days (or such longer period as is mutually agreed) of the date of the Reserve Statement Objection Notice, then Purchaser and the Securityholders’ Representative will retain the Public Accountant in accordance with the procedures set forth for selecting such Public Accountant set forth in Section 4.2 of this Agreement, mutatis mutandis. The Purchaser and the Securityholders’ Representative shall instruct the Public Accountant to resolve the dispute as soon as practicable, and in any event within 30 days, and Purchaser and the Securityholders’ Representative and their respective Representatives shall cooperate with the Public Accountant during its engagement. Each party will promptly furnish to the Public Accountant such workpapers and other documents and information relating to the Reserve Statement Disputed Items (as defined below) as the Public Accountant may reasonably request and which are available to that party or its Representatives (or, to the extent obtainable, its independent public accountants). The Public Accountant shall only decide the specific items under dispute by the parties (the “Reserve Statement Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Reserve Statement Disputed Item, the Public Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Public Accountant’s determination shall be based solely on presentations by Purchaser and the Securityholders’ Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Collected Reserved A/R, Collected Deferred Revenue, the Collected Reserved Inventory, the Collected Continental Deferred Revenue and the Reserve Statement as determined by the Public Accountant will, absent manifest error, be final and binding upon the parties hereto and will constitute the Collected Reserved A/R, Collected Deferred Revenue, Collected Reserved Inventory, Collected Continental Deferred Revenue and the Reserve Statement for all purposes of this Section 4.4. The fees and expenses of the Public Accountant in connection with its review of the Reserve Statement shall be allocated between the Purchaser, on the one hand, and the Securityholders’ Representative, on the other hand, based upon the percentage which the portion of the Reserve Statement Disputed Items not awarded to each party bears to the amount actually contested by such party. Each of Purchaser and the Securityholders’ Representative agree to execute, if requested by the Public Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Public Accountant.

(b) If (i) the Reserved A/R is greater than the Collected Reserved A/R, such excess will be paid by wire transfer of immediately available funds from the Escrow Account to Purchaser within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a), and (ii) the Reserved A/R is less than the Collected Reserved A/R, such shortfall will be paid by wire transfer of immediately available funds by Purchaser to the Securityholders in accordance with Section 4.4(g) within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a).

(c) Purchaser shall pay by wire transfer of immediately available funds to the Securityholders in accordance with Section 4.4(g) the amount of any Collected Deferred Revenue within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a).

(d) If (i) the Reserved Inventory is greater than the Collected Reserved Inventory, such excess will be paid by wire transfer of immediately available funds from the Escrow Account to Purchaser within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a), and (ii) the Reserved Inventory is less than the Collected Reserved Inventory, such shortfall will be paid by wire transfer of immediately available funds by Purchaser to the Securityholders in accordance with Section 4.4(g) within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a).

(e) Purchaser shall pay by wire transfer of immediately available funds to the Securityholders in accordance with Section 4.4(g) the amount of any Collected Continental Deferred Revenue within five Business Days of the adjustments to the Reserve Statement being deemed final pursuant to Section 4.4(a).

(f) The payments contemplated by Section 4.4(b), Section 4.4(c), Section 4.4(d) and Section 4.4(e) shall be offset against each other, to the extent applicable.

(g) If the adjustments contemplated by this Section 4.4 require an additional payment to the Securityholders, such payments shall be made by wire transfer of immediately available funds by Purchaser to the applicable Securityholders in such amounts as are set forth in Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.1(e), as applicable, in each case, net of applicable withholding taxes.

ARTICLE V

CONTINGENT CONSIDERATION

5.1 Contingent Consideration. The Securityholders shall be entitled to additional consideration consisting of a one-time payment equal to $0.48 for each dollar of Gross Profit in excess of $30,500,000 generated by the Company during the Contingent Period (collectively, the “Contingent Consideration”). The Securityholders shall be entitled to receive Contingent Consideration up to, and in no event in excess of, an aggregate of $6,000,000 (the “Full Contingent Consideration Amount”) payable as provided in this Article V.

5.2 Preparation of the Contingent Gross Profit Statement.

(a) As promptly as practical after the end of the Contingent Period, but not later than 75 calendar days after the end of the Contingent Period, Purchaser will prepare and deliver, or cause to be prepared and delivered, to the Securityholders’ Representative, at Purchaser’s expense, a detailed statement of the Gross Profit of the Company for the Contingent Period (the “Contingent Gross Profit Statement”), which will set forth in reasonable detail and present fairly the Gross Profit of the Company for the Contingent Period, and which will be prepared and calculated in the same manner and on the same basis as was used to create the Company’s forecast targets and pursuant to the “Company Forecast and Methodology and Basis for Preparation” set forth on Attachment 1.1.1-A attached to Schedule 1.1.1. The Securityholders’ Representative and its Representatives will have the right to review, at the Securityholders’ Representative’s expense, any of the applicable books, records and work papers relating to the preparation of the Contingent Gross Profit Statement; provided, however, that to the extent such books, records and work papers include confidential or proprietary information, Purchaser may condition any such review of the books, records and work papers upon the Securityholders’ Representative and its Representatives executing a mutually satisfactory and customary confidentiality agreement to keep all matters disclosed under this Section 5.2 confidential; provided, further, than any delays as a result of such requirement shall automatically extend the applicable objection period for the Securityholders’ Representative.

(b) Within 45 calendar days after the date that the Securityholders’ Representative receives the Contingent Gross Profit Statement, the Securityholders’

Representative will advise Purchaser in writing that the Securityholders’ Representative either (i) agrees that the Contingent Gross Profit Statement was prepared in accordance with Section 5.2(a) or (ii) does not agree that such Contingent Gross Profit Statement was so prepared, in which event the Securityholders’ Representative may give Purchaser a written notice stating in reasonable detail its objections (a “Gross Profit Calculation Objection Notice”) to the calculation of the Gross Profit of the Company for the Contingent Period. Any Gross Profit Calculation Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor and the Securityholders’ Representative’s proposed corrections. Except to the extent the Securityholders’ Representative makes an objection to a specific determination set forth in the Contingent Gross Profit Statement pursuant to a Gross Profit Calculation Objection Notice delivered to Purchaser within such 45-day period, the Contingent Gross Profit Statement will be final and binding upon the parties hereto. In the event that the Securityholders’ Representative notifies Purchaser of a disagreement pursuant to a Gross Profit Calculation Objection Notice, Purchaser and the Securityholders’ Representative will negotiate in good faith to resolve any disagreements with respect to the Contingent Gross Profit Statement; provided, however, that any settlement negotiations will not be discoverable by or communicated to the Public Accountant.

(c) In the event that Purchaser and the Securityholders’ Representative fail to reach agreement on the Contingent Gross Profit Statement within 45 calendar days (or such longer period as is mutually agreed) of the date of the Gross Profit Calculation Objection Notice, then Purchaser and the Securityholders’ Representative will retain the Public Accountant in accordance with the procedures set forth for selecting such Public Accountant in Section 4.2 of this Agreement, mutatis mutandis. The Purchaser and the Securityholders’ Representative shall instruct the Public Accountant to resolve the dispute as soon as practicable, and in any event within 30 days, and Purchaser and the Securityholders’ Representative and their respective Representatives shall cooperate with the Public Accountant during its engagement. Each party will promptly furnish to the Public Accountant such workpapers and other documents and information relating to the Contingent Consideration Disputed Items (as defined below) as the Public Accountant may request and which are available to that party or its Representatives (or, to the extent obtainable, its independent public accountants). The Public Accountant shall only decide specific items under dispute by the parties (the “Contingent Consideration Disputed Items”) and solely in accordance with the terms of this Agreement. In resolving any Contingent Consideration Disputed Item, the Public Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each party will promptly furnish to the Public Accountant such workpapers and other documents and information relating to the Contingent Consideration Disputed Items as the Public Accountant may request and which are available to that party (or, to the extent obtainable, its independent public accountants). The Public Accountant’s determination shall be based solely on presentations by Purchaser and the Securityholders’ Representative (i.e., not on independent review) and on the definitions and other terms included herein.

(d) The fees and expenses of the Public Accountant in connection with its review of the Contingent Gross Profit Statement shall be allocated between the Purchaser, on the one hand, and the Securityholders’ Representative, on the other hand, based upon the percentage which the portion of the Contingent Consideration Disputed Items not awarded to each party bears to the amount actually contested by such party. Each of Purchaser and the Securityholders’ Representative agree to execute, if requested by the Public Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Public Accountant.

5.3 Payment of the Contingent Consideration.

(a) The payment of the Contingent Consideration shall occur consistent with the provisions of Article III within five Business Days from the earlier of (i) the date that the Securityholders’ Representative shall confirm in writing his approval of the Contingent Gross Profit Statement or (ii) the lapse of the 45 day period in which the Securityholders’ Representative has the ability to deliver a Gross Profit Calculation Objection Notice; provided, however that if the Securityholders’ Representative shall timely deliver a Gross Profit Calculation Objection Notice to the Purchaser, then the Purchaser shall remit payment of the amounts of Contingent Consideration that are not disputed within five Business Days of its receipt of the Gross Profit Calculation Objection Notice, and shall reserve any disputed amounts of Contingent Consideration that are or would be effected by the resolution of the Contingent Consideration Disputed Items (the “Disputed Contingent Consideration Amount”).

(b) Purchaser shall make payment of any Disputed Contingent Consideration Amount as determined under the procedures of Section 5.2 to the extent the Disputed Contingent Consideration Amount exceeds $75,000 within five Business Days of the Contingent Gross Profit Statement being deemed final pursuant to Section 5.2.

(c) Notwithstanding the foregoing provisions of this Section 5.3, in the event of the occurrence of any Acceleration Event prior to the date that the entire Contingent Consideration due and payable hereunder has been paid in accordance with Section 5.3(a) and Section 5.3(b), then Purchaser shall remit payment of the Full Contingent Consideration Amount within five Business Days after the occurrence of any Acceleration Event, to the extent reasonably practicable.

(d) Any payment of Contingent Consideration pursuant to this Article V shall be paid in cash and shall be delivered by wire transfer of immediately available funds in accordance with written instructions to be provided by the Securityholders’ Representative at least two Business Days prior to the payment of any Contingent Consideration under this Section 5.3.

5.4 Contingent Period Operating Covenants. During the Contingent Period:

(a) Purchaser shall cause the Surviving Corporation

(i) to be operated as a wholly owned subsidiary of the Purchaser;

(ii) to maintain its own books, records and accounts, distinct and separate from the Purchaser or Purchaser’s Affiliates, so that Gross Profit, and all of the elements thereof for the business of the Surviving Entity, can be verified by the Securityholders’ Representative; and

(iii) to operate its business after the Closing Date (the “Contingent Period Business”) in good faith and in a commercially reasonable manner, to provide a commercially reasonable opportunity to attain the Contingent Consideration.

(b) Neither Purchaser nor the Surviving Corporation shall directly or indirectly divert any of the Contingent Period Business to the Purchaser, any Affiliate of the Purchaser or any investor therein or to any third party related thereto, and Purchaser shall use commercially reasonable efforts to maintain and grow the Contingent Period Business in a manner consistent with the Company Forecast set forth on Attachment 1.1.1-A attached to Schedule 1.1.1 (the “Forecast”).

(c) Purchaser shall provide a commercially reasonable amount of funding to support the Surviving Corporation and the Contingent Period Business in a manner consistent with the Forecast.

(d) Purchaser and the Surviving Corporation shall be subject to a standard of good faith and fair dealing in connection with their obligations under this Section 5.4.

(e) Without the prior written consent of Purchaser and the Securityholder Representative (which consents will not be unreasonably withheld, delayed or conditioned), the Surviving Corporation shall not:

(i) obtain any funding other than from Purchaser; or

(ii) make, authorize or enter into any Contract not in the Ordinary Course of Business or providing for payments by or to the Surviving Corporation or any of its subsidiaries in excess of $500,000 individually or $1,000,000 in the aggregate, but in no case less than on a basis similar to the other operating units of Purchaser.

(f) Purchaser shall permit the Surviving Corporation to operate autonomously; however, the Company acknowledges and agrees that:

(i) the Surviving Corporation may be required to implement and maintain effective internal financial controls and procedures and disclosure controls in accordance with Purchaser’s policies and in compliance with the Sarbanes Oxley Act of 2002, as amended, consistent with the operating units of Purchaser, which controls and procedures shall be subject to internal and external audit and testing and which may require supplementing the finance, operating and accounting resources of the Surviving Corporation;

(ii) management of the Surviving Corporation shall be required to participate in the development and implementation of annual operating plans for the Surviving Corporation and Purchaser on a basis similar to the other operating units of Purchaser;

(iii) the Surviving Corporation shall be subject to quality control, legal and regulatory compliance, operating management policies and other programs, policies and principles that apply generally to the other operating units of Purchaser (including, if applicable, corporate governance and other programs, policies and principals relating to Purchaser’s status as a company that is subject to the reporting requirements of the Exchange Act and has securities listed on the Securities Exchange); and

(iv) the business and affairs of the Surviving Corporation shall be subject to the oversight of the board of directors of Purchaser, which has fiduciary duties to Purchaser and its stockholders under applicable Law, to the same extent as the business and affairs of the other operating units of Purchaser;

provided, however, that Purchaser shall bear any and all costs and expenses relating to the Surviving Corporation’s obligations under this Section 5.4(f) and none of such costs and expenses shall be included in costs of goods sold for purposes of calculating Gross Profit.

5.5 Acknowledgement. The Company hereby acknowledges on behalf of itself and each Securityholder that:

(a) the provisions of this Article V are an integral part of the consideration to be received by the Securityholders in respect of the Company Securities;

(b) there may be no Contingent Consideration payable pursuant to the provisions of this Article V;

(c) the rights of the Securityholders under this Article V are not transferable except in the areas of death, disability or divorce;

(d) the rights of the Securityholders under this Article V shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or any of its Affiliates or subsidiaries and shall not entitle the Securityholders to any rights of a holder of Purchaser Common Stock; and

(e) the rights of the Securityholders to payment of Contingent Consideration shall not bear any interest.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser and Merger Subsidiary that the statements contained in this Article VI are true and correct as of the date hereof, except as expressly set forth in the disclosure schedules delivered by the Company to Purchaser herewith. Such disclosure schedules are arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article VI.

6.1 Organization of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to carry on the Business as it is now being conducted and to own, lease and operate its assets and properties. Except as set forth in Schedule 6.1(a), the Company is in good standing and is duly qualified or licensed to transact business in each jurisdiction in which either the nature of the property owned or leased by it or the nature of the business conducted by it makes any such qualification or license necessary. Schedule 6.1(a) sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified or licensed to transact business.

(b) The Organizational Documents of the Company are listed on Schedule 6.1(b) and true, correct and complete copies of such Organizational Documents have previously been made available to Purchaser. All such Organizational Documents are in full force and effect.

6.2 Power and Authority; Effect of Agreement. The Company has the requisite power and authority to (a) execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed and delivered by the Company in connection with the consummation of the transactions contemplated hereby or thereby, (b) perform its obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby. The board of directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby, and, except as contemplated by Section 2.7, no other corporate action of the Company is required in order to consummate the Merger or any other transaction contemplated by this Agreement. Such approval by the board of directors of the Company has not been amended or modified and is in full force and effect. This Agreement has been duly executed and delivered by the Company and, assuming the due execution hereof by Purchaser and Merger Subsidiary, constitutes the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

6.3 Governmental Authorization. No Approval, Order or Permit is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

6.4 No Violation. Except as set forth on Schedule 6.4, neither the execution or delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder will:

(a) conflict with or result in a violation or breach of any provisions of the Organizational Documents of the Company or any Subsidiary;

(b) violate, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), require any approval or consent under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, give any Person additional rights or compensation under, result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets owned or leased by the Company or any Subsidiary under, any of the terms, conditions or provisions of any Permit, Contract or other instrument (in each case that will survive Closing) to which the Company, any Subsidiary is a party or by which the Company or any Subsidiary or any of the properties owned or leased by the Company or any Subsidiary is bound or affected; or

(c) assuming compliance with the matters set forth in Section 6.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, any Subsidiary.

6.5 Subsidiaries. (a) Except as set forth on Schedule 6.5(a), the Company has no Subsidiaries. Schedule 6.5(a) sets forth all of the authorized, issued and outstanding number of shares of capital stock of each corporate Subsidiary and the equity interests of all other Subsidiaries and the record and beneficial owners of such issued and outstanding capital stock or equity interest in each Subsidiary. All of the issued and outstanding Securities of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, were issued in compliance with all applicable securities laws and any preemptive rights or rights of first refusal of any Person, and are free and clear of any Liens that would survive the Closing. Each Subsidiary is wholly owned by the Company or another Subsidiary. No Subsidiary has any Securities other than those set forth on Schedule 6.5(a) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any Securities by any of the Subsidiaries.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and, except as set forth on Schedule 6.5, each such Subsidiary is in good standing and duly qualified or licensed to transact business in each jurisdiction in which either the nature of the property owned or leased by it or the nature of the business conducted by it makes any such qualification or license necessary. Schedule 6.5(b) sets forth a true, correct and complete list of each jurisdiction in which each Subsidiary is qualified or licensed to transact business. Each Subsidiary of the Company has the requisite corporate, limited liability company or other power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets and properties.

6.6 No Equity Interests or Other Outstanding Investment Obligations. Except in each case as set forth on Schedule 6.5(a) and Schedule 6.6, neither the Company nor any Subsidiary owns, directly or indirectly, beneficially or of record, any interest or investment (whether equity, voting interest or debt) in any Person, nor has the Company or any Subsidiary made any commitment to acquire any such interest or make any such investment. Neither the Company nor any Subsidiary is a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Securities in any other Person in each case that would survive Closing. There are no outstanding obligations of the Company or any Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Company nor any Subsidiary currently has outstanding any such investment or provision of funds, to any other Person other than the Company’s ownership of, and loans to and intercompany balances to and from, the Subsidiaries. No Person is in default with respect to such Person’s obligation to repay any loan to the Company or any Subsidiary. Neither the Company nor any Subsidiary has outstanding any bonds, debentures, notes or other debt-like obligations (other than the Company’s Series A Preferred Stock) the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any Subsidiary on any matter.

6.7 Capitalization. (a) The authorized capital stock of the Company consists of 27,500,000 shares of common stock, par value $0.001 per share, of which 11,188,085 shares are issued and outstanding and 12,500,000 shares of Series A preferred stock, par value $0.001 per share, of which 9,344,816 shares are issued and outstanding (together, the “Shares”). The Shares constitute the only issued and outstanding shares of capital stock of the Company, have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of, and are not subject to, any right of first offer, right of first refusal, preemptive right or similar right that would survive Closing. Other than the Company Securities and except as set forth on Schedule 6.7(a), there are no other Securities authorized, issued or outstanding, and there are no subscriptions, warrants, options, calls or other Contracts obligating the Company to issue or dispose of any Securities or any ownership interest therein. There are no shares of capital stock of the Company held in treasury. Except as set forth on Schedule 6.7(a), there is no Liability for dividends accrued and unpaid by the Company that will survive the Closing.

(b) Except as set forth on Schedule 6.7(b), each Securityholder is the beneficial and record owner of the Company Securities set forth opposite such Securityholder’s name on Exhibit A, and such Company Securities are free and clear of all Liens. The Shares constitute all of the issued and outstanding ownership interests in the Company.

(c) Other than the Options and the Warrants and except as set forth on Schedule 6.7(c) and the rights of the Series A Preferred set forth in the Company’s Certificate of Incorporation (as amended), there are no, and the Company is not bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the Company, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Securities; (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Securities; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Securities, in each case of (i), (ii) or (iii) above that would survive the Closing. Except for this Agreement, the Company is not, and is not obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Securities that would survive Closing.

(d) All Company Securities have been offered, issued, sold and delivered in compliance with all federal and state securities Laws.

6.8 Financial Statements; Undisclosed Liabilities. (a) Schedule 6.8(a) sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of, and related statements of earnings, shareholders’ equity and cash flows of the Company and the Subsidiaries for, the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 (including related notes and schedules) (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of, and related statements of income and cash flows of the Company and the Subsidiaries for, the nine-month period ended, September 30, 2010 (such balance sheet being referred to herein as the “Latest Balance Sheet” and such date being referred to herein as the “Latest Balance Sheet Date”) (the financial statements referred to in this Section 6.8(a) being collectively referred to herein as the “Financial Statements”).

(b) The Financial Statements (i) will comply as of the Closing as to form in all material respects with the requirements of Rule 3-05 of Regulation S-X promulgated under the Exchange Act with respect to an acquired business, assuming that the Company is acquired by an entity registered under Section 12 of the Exchange Act; (ii) present fairly, in all material respects, the financial position of the Company and the Subsidiaries (taken as a whole) as at the dates thereof and the statements of income and cash flows of the Company for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of the Company and the Subsidiaries. Except as set forth on Schedule 6.8(b), neither the Company nor any Subsidiary has any Liabilities that are not reflected on the Latest Balance Sheet, other than any Liabilities incurred after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of Law or environmental Liability) that, individually or in the aggregate, have not or would not reasonably be likely to have or result in a Liability in excess of $100,000.

(c) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their respective assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as set forth on Schedule 6.8(d), the Company has not had any material disagreement with its auditors or other event during any of the past three full fiscal years or during the current fiscal year, which disagreement or other event would be required to be disclosed under Item 304 of Regulation S-K promulgated under the Exchange Act (such requirement to be determined assuming the Company is registered under Section 12 of the Exchange Act and is required to file reports under Section 13 of the Exchange Act).

(e) Neither the Company nor any Subsidiary is not a party to, and does not have any commitment to become a party to, any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(f) Neither the Company nor any Subsidiary (i) is a party to, and none of them have any commitment to become a party to, an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar of any other Contract that is not reflected on the Latest Balance Sheet and is a derivatives contract (including various combinations thereof) and (ii) owns derivative securities or other securities that are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(g) Schedule 6.8(g) sets forth a true, correct and complete list of the individual components (including the amount and the Person to whom such amount is owed) of all Indebtedness outstanding as of the date hereof, with respect to the Company and each Subsidiary.

(h) Except as set forth on Schedule 6.8(h), there have been no material changes to the value of the Working Capital or any components thereof as of September 30, 2010, other than in the Ordinary Course of Business.

6.9 Absence of Certain Changes. Except as set forth on Schedule 6.9 or as contemplated by this Agreement, since the Latest Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business and:

(a) there has not been a Material Adverse Change;

(b) there has not been any damage, destruction or loss of any property or asset (whether or not covered by insurance) involving an amount in excess of $50,000;

(c) neither the Company nor any Subsidiary has (i) mortgaged, pledged or subjected to any Lien, any of its tangible or intangible assets or properties, except Permitted Liens, or (ii) sold, assigned, licensed, leased, transferred or abandoned any tangible assets or property, other than sales of inventory in the Ordinary Course of Business or licenses under Standard Company Agreements;

(d) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale, license or transfer of any material Intellectual Property or other intangible assets or property of the Company or any Subsidiary (other than in the Ordinary Course of Business or pursuant to Standard Company Agreements);

(e) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company or any Subsidiary of any of its assets, except as required by concurrent changes in Law or GAAP;

(f) neither the Company nor any Subsidiary has (i) made any change in its Tax reporting principles, practices or policies or (ii) made, changed or rescinded any Tax election; or (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any Securities of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its Securities, in each case other than as contemplated by this Agreement;

(h) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary to any of its directors, officers, Employees or consultants (other than periodic increases or decreases in the base salaries of Employees who are not officers of the Company in connection with the Company’s customary employee review process and grants of bonus or opportunities, in each case in the Ordinary Course of Business, and periodic increases or decreases in compensation to consultants and contractors in the Ordinary Course of Business that do not exceed 5% individually or in the aggregate) or any new loans or extension of existing loans to any such Persons, and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(i) there has not occurred the execution or amendment of any employment agreements or consulting Contracts (other than employment offer letters for newly hired Employees and consulting Contracts, in each case in the Ordinary Course of Business and that are terminable on no more than thirty (30) days’ notice by the Company without cost or Liability) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary;

(j) there has not occurred any material labor dispute or material claim of unfair labor practices involving the Company or any Subsidiary or any termination of employment (voluntarily or involuntarily) of any material number of Employees;

(k) neither the Company nor any Subsidiary has made or granted any increase in any Employee Plan (other than periodic increases in the base salaries of Employees who are not officers of the Company in connection with the Company’s customary employee review process and grants of bonus or opportunities, in each case in the Ordinary Course of Business), amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or this Agreement;

(l) neither the Company nor any Subsidiary has paid or discharged any Lien or material Liability or obligation which was not (A) shown on the Latest Balance Sheet, (B) incurred in the Ordinary Course of Business or (C) a Company Transaction Expense;

(m) neither the Company nor any Subsidiary has incurred any Indebtedness or, outside the Ordinary Course of Business, incurred or become subject to any Liability except (i) Liabilities to pay compensation or benefits to directors, officers or Securityholders in connection with services rendered in the Ordinary Course of Business, (ii) Liabilities under Contracts entered into in the Ordinary Course of Business and (iii) Company Transaction Expenses;

(n) neither the Company nor any Subsidiary has (i) Guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it, or (iii) outside the Ordinary Course of Business, released any claim possessed by it;

(o) the Company has not made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate;

(p) the Company has not made any material change in the manner in which it (A) extends discounts, credits or warranties to customers, (B) otherwise deals with its customers or (C) makes accommodations or other concessions;

(q) the Company has not issued, sold or transferred any of its capital stock or other Securities or formed any Subsidiary;

(r) there has not occurred any acceleration or release of any vesting condition to the right to exercise any Option or other right to purchase or otherwise acquire any shares of Company Common Stock, or any acceleration or release of any repurchase rights upon a Securityholder’s termination of employment or services with the Company or pursuant to any right of first refusal, except, in each case, as contemplated by this Agreement;

(s) any deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation or other concession made in order to accelerate or induce the collection of any Accounts Receivable, other than in the Ordinary Course of Business;

(t) neither the Company nor any Subsidiary has entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required to be disclosed on the disclosure schedules to this Agreement, in each case, other than in the Ordinary Course of Business or as required pursuant to the terms of any such Contract as in existence on the day hereof;

(u) neither the Company nor any Subsidiary has not commenced or settled any material litigation;

(v) neither the Company nor any Subsidiary has amended its Organizational Documents except in connection with this Agreement or the transactions contemplated hereby; and

(w) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (v).

6.10 Accounts Receivable. All of the accounts receivable reflected on the Latest Balance Sheet (net of the reserves set forth on the Latest Balance Sheet) and all accounts receivable that have arisen since the Latest Balance Sheet Date (net of any additional reserves established since the Latest Balance Sheet Date in the Ordinary Course of Business, which are not material, individually or in the aggregate) (the “Accounts Receivable”) are valid and enforceable claims. To the Company’s Knowledge, the Accounts Receivable are not subject to any defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by third parties and are fully collectible in accordance with their applicable terms in the Ordinary Course of Business, without resort to legal proceedings, except to the extent of the amount of the reserves referred to above. The reserves on the Last Balance Sheet against the Accounts Receivable for returns and bad debts is adequate in all material respects and has been calculated in accordance with GAAP and in a manner consistent with past practice.

6.11 Properties. (a) Neither the Company nor any Subsidiary owns real property, and except for the Leased Real Property (as defined below) and any real property used pursuant to any warehousing Contracts, no Person owns any real property used by the Company or any Subsidiary except the Company.

(b) The Company has made available to Purchaser complete and correct copies of all real property leases and subleases and any and all amendments or modifications pertaining thereto to which the Company or any Subsidiary is a party or is bound (the “Leases”). The real property demised by the Leases (the “Leased Real Property”) constitutes all of the real property used by the Company and its Subsidiaries. Each of the Leases under which the Company or a Subsidiary is a tenant (including any option to purchase contained therein) is legal, valid, binding and enforceable and in full force and effect and is enforceable against the landlord which is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company or such Subsidiary under any Lease. Neither the Company nor any Subsidiary has assigned or sublet its interest under any Lease that will survive Closing. With respect to each Lease, (i) all rents, deposits and additional rents due pursuant to such Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Lease that has not been redeposited in full, and (ii) neither the Company nor any Subsidiary has received any notice that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder. All of the Leased Real Property is in good condition and repair (subject to normal wear and tear).

(c) Each of the Company and its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, or a valid license to use, all of its tangible personal property and assets shown to be owned, leased or licensed by the Company or the Subsidiaries on the Latest Balance Sheet (except to the extent such property was sold and replaced in the Ordinary Course of Business since the Latest Balance Sheet Date) or acquired thereafter, free and clear of all Liens, except for Permitted Liens and Liens that will not survive Closing (and, with respect to leases and licenses, the rights of the other parties specified therein). The tangible personal property and assets of the Company and its Subsidiaries are free from material defects and in good operating condition and repair (subject to normal wear and tear). The Company or one of the Subsidiaries is in possession of all the tangible personal property and assets owned, leased or licensed by the Company and/or its Subsidiaries.

(d) The Company and the Subsidiaries are the only entities through which the Business is conducted. The assets and property (real and personal), tangible and intangible, currently owned, leased, licensed, used or held for use by the Company and its Subsidiaries are sufficient in all material respects for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing, other than for planned capital expenditures in the Forecast.

(e) The Company, with respect to any part of the Leased Real Property, is not, (i) to its Knowledge, in violation of any zoning, subdivision or building Law applicable thereto; (ii) subject to the taking by condemnation, expropriation or eminent domain of any part of such property; (iii) subject to the commencement of enforcement proceedings with respect to delinquent Taxes; or (iv) in violation of any material condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement.

6.12 Contracts and Commitments. (a) Schedule 6.12(a) contains a true, correct and complete listing of the following Contracts, whether written or oral, to which the Company or any Subsidiary is party or by which the Company or any Subsidiary is bound (collectively, the “Material Contracts”):

(i) each consulting or sales Contract under which any Person provides services to the Company or any Subsidiary that requires the Company or any Subsidiary to expend in excess of $75,000 over the remaining period of such Contract;

(ii) each Contract under which the Company or any Subsidiary is obligated to provide consulting services, development services, professional services or support services to another Person that will generate, or is reasonably likely to generate, more than $100,000 in revenue over the remaining period of such Contract;

(iii) each fidelity or surety bond or completion bond;

(iv) each Contract of indemnification or Guaranty except (A) confidentiality or nondisclosure agreements entered into on commercially reasonable terms, (B) licenses pursuant to shrink wrap licenses, click wrap licenses or other generally commercially available license agreements and (C) under Standard Company Agreements;

(v) each Contract relating to capital expenditures in an amount in excess of $75,000 in the aggregate over the remaining term of such Contract;

(vi) each Contract pursuant to which payments were made during the twelve-month period ended on the Latest Balance Sheet Date by or to the Company or any Subsidiary in excess of $75,000;

(vii) each Contract relating to the disposition or acquisition (by merger, purchase of stock or assets or otherwise) of any interest in any business enterprise (other than the transactions contemplated by this Agreement);

(viii) each Contract involving a joint venture or partnership by the Company or any Subsidiary with any other Person;

(ix) each Contract relating to any Indebtedness of the Company or any Subsidiary or creating a Lien, other than a Permitted Lien and intercompany indebtedness and balances, upon any of the properties or assets owned or leased by the Company or any Subsidiary that will survive Closing;

(x) each lease for real or personal property in each case involving payments in excess of $50,000 per annum;

(xi) each Contract expressly granting any right, title or interest in, to or under any Intellectual Property, except (A) confidentiality or nondisclosure agreements entered into on commercially reasonable terms, (B) licenses to the

Company or any Subsidiary to non-custom IT Software pursuant to shrink wrap and click wrap licenses or other generally commercially available license agreements or (C) Standard Company Agreements;

(xii) each Contract relating to the development, marketing or distribution of products or services involving payments by or to the Company or any Subsidiary in excess of $75,000 since January 1, 2009, but excluding any Contract within any of the other categories in this Section 6.12(a);

(xiii) each Contract, in each case (other than pursuant to confidentiality or nondisclosure agreements that do not directly by their express terms address the items in (A) and (B) below), (A) containing any covenant limiting the right of the Company or any Subsidiary to (1) develop, market or distribute products or services, (2) engage, participate or compete in any line of business, market or geographic area, (3) solicit the employment of, or hire, any Person (other than pursuant to confidentiality or nondisclosure agreements entered into on commercially reasonable terms) or (4) compete with any Person, or (B) granting any exclusive manufacturing, sales, marketing or distribution rights or other exclusive rights, rights of first offer or rights of first refusal, “most favored nation” rights or other similar rights to any Person;

(xiv) each Contract currently in effect relating to advances or loans by the Company or any Subsidiary to any other Person in excess of $15,000;

(xv) each Contract wherein or whereby the Company or any Subsidiary has agreed to, or assumed any obligation or duty to, warrant or indemnify, or otherwise assume or incur any Liability, with respect to the infringement, misappropriation or other violation of any Intellectual Property by the Company, any Subsidiary or any other Person, in each case, other than pursuant to (A) shrink wrap, click wrap or generally commercially available license agreements for non-custom IT Software, (B) Standard Company Agreements or (C) confidentiality or nondisclosure agreements entered into on commercially reasonable terms;

(xvi) each settlement, conciliation or similar Contract which includes any payment by the Company or any Subsidiary at or after the Closing in an amount in excess of $100,000 in the aggregate or limits, in any manner, the operation of the Company, any Subsidiary or the Business;

(xvii) each Contract granting a power of attorney to any Person other than in connection with patent and trademark applications;

(xviii) each collective bargaining agreement with any labor union;

(xix) each bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(xx) each stock purchase, stock option or similar plan;

(xxi) each Contract for the employment of any officer or employee on a full-time basis with annual payments in excess of $100,000;

(xxii) each Contract with any Affiliate (other than Subsidiaries), director, or Securityholder of the Company or any of the Subsidiaries or Affiliates of any of the Securityholders;

(xxiii) each Contract providing for severance, retention, change-in-control or other similar payments that, in each case, will survive Closing;

(xxiv) each Contract (other than those involving Company Transaction Expenses) that involves payments to or by the Company or any Subsidiary in excess of $100,000 over the period of such Contract that is outside the Ordinary Course of Business; and

(xxv) each Contract in respect of which the consequences of a default or termination by the Company would result in liquidated damages payable by the Company or any Subsidiary in an amount in excess of $100,000 (for the avoidance of doubt, monetary caps or other limitations on damages shall not be construed as “liquidated damages” for purposes of this clause).

(b) A true, correct and complete copy of the current versions of the Standard Ts&Cs is set forth on Schedule 6.12(b). Except as specifically identified in Schedule 6.12(b), all prior versions of the Standard Ts&Cs used by the Company since January 1, 2009, are consistent in all material respects with the current versions of the Standard Ts&Cs.

(c) Except as set forth on Schedule 6.12(c), neither the Company nor any Subsidiary has outstanding any bid or tender or sale or service proposal that, if accepted, would be likely to constitute a Material Contract.

(d) To the extent that a Material Contract is in writing, a true, correct and complete copy thereof (including any amendments or waivers with respect thereto) has been made available or provided to Purchaser. To the extent that a Material Contract is not in writing, the Company has provided to Purchaser a written description of the material terms and conditions thereof. Except as set forth on Schedule 6.12(d), each Material Contract that has not expired or terminated to which the Company or any Subsidiary is party or by which the Company or any Subsidiary is bound is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, and there is no material default or event of default (or event which with notice or lapse of time, or both, would constitute such a material default or event of default) thereunder by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party to such Contract. Following the Effective Time, and subject to obtaining any required consents under any Material Contract, the Surviving Corporation will be permitted to exercise in accordance with the terms and conditions of each such Material Contract all of the material rights of the Company and its Subsidiaries under each Material Contract to which the Company or any Subsidiary is party or by which the Company or any Subsidiary is bound to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, without penalty or the acceleration of any rights.

6.13 Intellectual Property.

(a) Schedule 6.13(a) (i) contains a complete and accurate list (by name and version number) of all products and service offerings, including all Software, of the Company and its Subsidiaries (collectively, “Company Products”) that have been sold, licensed, distributed or otherwise disposed of, as applicable, since January 1, 2007, and any Company Products that are formally planned to be offered for sale or license in the next 6 months and (ii) identifies, for each such Company Product, whether the Company or any Subsidiary provides support or maintenance for such Company Product. Schedule 6.13(a) includes a true and complete list of material support and maintenance agreements and the support and maintenance obligations thereunder relating to the Company Products to which the Company or any Subsidiary is a party, including the identity of the parties and the respective dates of such agreements (other than, in each case, support or maintenance provided by the Company or any Subsidiary to end users of Company Products in the Ordinary Course of Business pursuant to Company’s Standard Company Agreements), in each case where the annual monetary obligations exceed $100,000.

(b) Schedule 6.13(b) sets forth a complete and accurate list of all Registered Intellectual Property included among the Company Intellectual Property, including all Patents, registered Copyrights, registered Trademarks and Domain Names (the “Company Registered Intellectual Property”). For each listed item, Schedule 6.13(b) sets forth, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered or in which an application for same has been filed, the patent, registration or application number, the filing and expiration dates thereof.

(c) Except as expressly stated on Schedule 6.13(c), to the Knowledge of the Company, all of the Company Intellectual Property is either (i) wholly and exclusively owned by the Company or a Subsidiary free and clear of all Liens except Permitted Liens or (ii) duly and validly licensed to the Company or a Subsidiary. Except as expressly stated in Schedule 6.13(c), with respect to any Company Intellectual Property which the Company or any Subsidiary is a joint owner or co-owner, to the Knowledge of the Company, there are no material restrictions (by agreement with any third party joint owner or co-owner of the Company Intellectual Property or otherwise) on the Company’s or such Subsidiary’s exercise of the full scope of rights afforded a joint owner or co-owner of that type of Intellectual Property right under the laws of the jurisdiction in which the Intellectual Property right exists. All Intellectual Property licensed to the Company or any Subsidiary is free and clear of all Liens, to the Knowledge of the Company.

(d) [Intentionally Omitted]

(e) [Intentionally Omitted]

(f) Except as set forth on Schedule 6.13(f), the Company Products do not, to the Knowledge of the Company, contain any Software code that (A) contains, or is derived in any manner (in whole or in part) from, any Software that constitutes open source, public source, freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any open or public source license (e.g., GNU general public license, limited

GPL, Affero General Public License (AGPL) or other similar license); or (B) is licensed under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with, based on, derived from or accessing the Software code: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge (any of the foregoing referred to as “Open Source Materials”). Schedule 6.13(f) lists all material Open Source Materials used by the Company or any Subsidiary in any way in Company Products, and briefly describes the general manner in which such Open Source Materials were and/or are used. Such description includes whether (and, if so, how) such Open Source Materials were and/or are embedded, linked (including dynamic linking), modified and/or distributed by the Company or any Subsidiary and whether and the extent to which each of such Open Source Materials is or was used to develop, distribute or design Company Products to link with (including dynamic linking at runtime) or access in any way (whether by calls, execution branching, interprocess control or other technique of any kind whatsoever) any Open Source Materials. Neither the Company Products nor the Company Intellectual Property contain any Software code that (i) requires the disclosure or distribution of all or a portion of the source code for any material Company Products or any third party code with which such Company Products have been combined by the Company or any Subsidiary (“Third-Party Combined Products”), (ii) creates, or purports to create, obligations on licensors of Third-Party Combined Products, (iii) grants, or purports to grant, to any third party the right to, or immunities under, the Intellectual Property of licensors of Third-Party Combined Products, or (iv) with respect to the GPL or similar licenses, causes, or can be interpreted or asserted as causing, the Company Products, any Third-Party Combined Products, or any modifications to the Company Products or any Third-Party Combined Products to become subject to the GPL or a similar license as a result of being combined with the Software that is subject to the GPL or similar license. Except as set forth Schedule 6.13(f), no Company Product is subject to the terms of license of any such Open Source Materials. Neither the Company nor any Subsidiary has used Software code that includes the Linux kernel version 2.4 or any later version in any Company Products.

(g) Except for the material Intellectual Property licensed to the Company as set forth on Schedule 6.12(a)(xi), all material Intellectual Property used in or necessary to the conduct of the Business as presently conducted by the Company or any Subsidiary was created solely by either (i) employees of the Company or a Subsidiary acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company or such Subsidiary or (ii) other Persons who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company or a Subsidiary, and except as set forth on Schedule 6.13(g), no other Person owns or has any rights to any portion of such Intellectual Property.

(h) Except as set forth on Schedule 6.13(h), neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any material Company Intellectual Property (or any Intellectual Property that was material Company Intellectual Property prior to the transfer) to any other Person.

(i) All material Company Intellectual Property owned by Company or any Subsidiary is, and will be after the Effective Time, fully transferable, alienable and licensable by the Company and its Subsidiaries without restriction and without payment of any kind to any Person.

(j) Except as set forth in Schedule 6.13(j), the operation of the Business as it currently is conducted by the Company and its Subsidiaries, including the design, development, use, import, manufacture, sale, marketing and promotion of the significant Company Products (including significant products, technology or services currently under development), does not and will not, immediately after the Closing, infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Schedule 6.13(j), the Company Intellectual Property includes all of the material Intellectual Property necessary and sufficient to enable the Purchaser to conduct the Business in the Ordinary Course of Business following the Closing. Except as set forth in Schedule 6.13(j), neither the Company nor any Subsidiary has received any notice from any Person claiming that such operation or any Company Product (including products, technology or services currently under development) infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor to the Knowledge of the Company is there any reasonable basis therefor). Neither the Company nor any Subsidiary has received any offer for a license of Intellectual Property, including but not limited to Patent rights, from any Person in connection with an allegation by such Person that the Company or a Subsidiary has infringed or misappropriated any of the Intellectual Property of such Person. Neither the Company nor any Subsidiary has received any written opinion of counsel that any third-party Patent has been, would be or is being directly or indirectly infringed by the operation of the Business as previously conducted or currently conducted by the Company and its Subsidiaries, including with respect to any Company Product. To the actual Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

(k) To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company or any Subsidiary within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property other than payments to Governmental Authorities and responses to office actions handled by Company outside counsel. The Company has claimed “small business status” or other special status in the application for or registration of any Company Registered Intellectual Property.

(l) Except as set forth on Schedule 6.13(l), none of the Company Intellectual Property owned by the Company or any Subsidiary has been adjudged invalid or unenforceable, in whole or in part, and to the Knowledge of the Company there are no facts or circumstances that would render any material Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, to the Knowledge of the Company, except as set forth on

Schedule 6.13(l), there is no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property, and neither the Company nor any Subsidiary has misrepresented, or failed to disclose, and, to the Knowledge of the Company, there has been no misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Registered Intellectual Property.

(m) Except as set forth on Schedule 6.13(m), to the Knowledge of the Company, there exist no commercial reasonable steps necessary to protect Company Intellectual Property that have not been taken, which if not taken would have a Material Adverse Change. In each case in which the Company or any Subsidiary has purported to acquire ownership to any significant Intellectual Property from any Person (including any contractor or consultant), the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future Damages with respect thereto) to the Company or such Subsidiary.

(n) To the Knowledge of the Company, no Intellectual Property that is or was Company Intellectual Property owned by the Company or any Subsidiary has been unintentionally permitted to lapse or enter the public domain.

(o) There are no Contracts between the Company or any Subsidiary, on the one hand, and any other Person, on the other hand, with respect to material Company Intellectual Property under which there is currently any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(p) Subject to obtaining the Consents on Schedule 6.4, neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) Purchaser or the Company or any Subsidiary granting to any Person any right to or with respect to any material Intellectual Property owned by, or licensed to, any of them, (ii) Purchaser or the Company or any Subsidiary being bound by, or subject to, any non-competition or other material restriction on the operation or scope of the Business, or (iii) Purchaser or the Company or any Subsidiary being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(q) The Company has taken all reasonable steps that are required to protect the Company’s and each Subsidiary’s rights in Trade Secrets of the Company and its Subsidiaries, or Trade Secrets provided by any other Person to the Company or any Subsidiary. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form, which form is set forth on Schedule 6.13(q). Except as set forth on Schedule 6.13(q), all current and former employees, consultants and contractors of the Company and each of its Subsidiaries have executed such an agreement.

(r) No (i) product, technology, service or publication of the Company or any Subsidiary, (ii) material published or distributed by the Company or any Subsidiary, or (iii) conduct or statement of the Company or any Subsidiary constitutes obscene material, a defamatory statement or material, false advertising or, to the Knowledge of the Company, otherwise violates any applicable Law. The definition of false advertising excludes normal errors and omissions for which the Company maintains review processes for correction.

(s) None of the Company Intellectual Property owned by the Company or any Subsidiary was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property.

(t) Except as set forth on Schedule 6.13(t), to the Knowledge of the Company, there are no material defects or errors in any material Company Products and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material or other written materials related to the material Company Products, which defects or errors would reasonably be expected to materially and adversely effect the value, functionality or fitness for the intended purposes of the same. To the Knowledge of the Company, none of the Company Products contains any computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); (iii) that would permit the Company, any Subsidiary or any third party to access such Software to intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the Software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications; or (iv) to the Knowledge of the Company, containing any bug, problem, flaw or similar issue that may materially adversely affect the value, functionality or fitness for the intended purposes of such Company Products. Notwithstanding the foregoing, to the Knowledge of the Company, there are no material defects (including any viruses) in any Company Products and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material, internal notes and memos, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of such Company Products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(u) Except as set forth on Schedule 6.13(u), none of the Company, any Subsidiary or any other party acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). Except as set forth on Schedule 6.13(u), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company, any Subsidiary or any other party acting on behalf of the Company or any Subsidiary to any third party of any Company Source Code. Schedule 6.13(u) identifies each Contract under which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code, and describes whether the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow. All Company Source Code listings are documented in accordance with prevailing industry standards. “Company Source Code” means any human readable software source code that is included among Company Intellectual Property.

(v) Except for the warranties and indemnities contained in those Contracts set forth on Schedule 6.12(a) and warranties implied by law or provided in its Standard Company Agreements, neither the Company nor any Subsidiary has given any warranties or indemnities relating to Company Products sold or services rendered by the Company or any Subsidiary. Schedule 6.13(v) lists all warranty claims (including any pending claims) currently being made by any Person related to the Company Products and the general nature of such claims individually exceeding $50,000.

(w) Except as set forth on Schedule 6.13(w) or in Contracts listed on Schedule 6.12(a)(xi), and excluding licenses to the Company or any Subsidiary to non-custom IT Software pursuant to shrink wrap and click wrap licenses or other commercially available license agreements, there are no royalties, fees, honoraria or other payments payable by the Company or any Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, including any Company Product, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the Ordinary Course of Business.

(x) The Company and each Subsidiary has the right to use, pursuant to valid licenses or otherwise, all material software development tools, library functions, compilers and all other material third party Software that are used in the operation of the Business or that are required to create, modify, compile, operate or support any Software that is incorporated into any Company Product.

6.14 Compliance with Laws. (a) To the Knowledge of the Company (solely with respect to the matters covered by Section 6.14(e)), the Company, each Subsidiary, the Leased Real Property, the Employee Plans and the assets of the Company and its Subsidiaries is and has been in compliance, in all material respects, with all applicable Laws. Neither the Company nor any Subsidiary has received any written or other notice of, or been charged with the violation of, any Law. Neither the Company nor any Subsidiary is currently liable for the payment of any claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Laws and, to the knowledge of the Company, no material expenditures are or will be required to remain in compliance with such Laws as currently in effect. Neither the Company nor any Subsidiary is, to the Knowledge of the Company, under investigation with respect to the violation of any Law, and, to the Knowledge of the Company, there are no facts or circumstances which would be reasonably likely to form a reasonable basis for any such investigation. To the knowledge of the Company, there is not any present or proposed requirement of any applicable Law that is due to be imposed on the Company, any Subsidiary, any of the assets of the Company or any Subsidiary, or the Leased Real Property that is reasonably likely to increase, in any material respect, the cost of complying with such Laws or that would render illegal or restrict the provision of any service provided by or on behalf of, or any operations of, the Company or any of the Subsidiaries.

(b) Schedule 6.14(b) sets forth a true, correct and complete list of all Permits, including environmental Permits, required to allow the present operations, presently planned expansion of operations, and any past or ongoing alterations of the operations of the Business under any applicable Law. All the Permits of the Company and its Subsidiaries necessary for the conduct of the Business (the “Existing Permits”) (i) are in full force and effect, (ii) are held by, on account of, or in the name of the Company or a Subsidiary, and (iii) after the Closing will continue to be in full force and effect. There has been no material change in the facts or circumstances reported or assumed in the application for, or granting of, any Existing Permit. Neither the Company nor any Subsidiary has received any notification alleging any noncompliance with any Existing Permit during the last two years. No Existing Permit is limited in duration, other than normal renewal periods, or subject to onerous conditions.

(c) None of the Company, any Subsidiary or, to the Knowledge of the Company, any of their respective Representatives acting, purporting to act or apparently acting on behalf of the Company or any Subsidiary has (i) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly or indirectly to any Governmental Entity or any officer, employee or representative thereof or any state-owned enterprise, political party, political campaign or public international organization, (ii) otherwise taken any action that would cause the Company or any Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Entities, or (iii) established or maintained any material fund or asset with respect to the Company or any Subsidiary that has not been recorded in the books and records of the Company or such Subsidiary.

(d) The Company and each Subsidiary has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by Law, in all material respects, in accordance with the written privacy policies of the Company, true, correct and complete copies of which have been provided or made available to Purchaser. All data and personal information used or maintained by the Company or any Subsidiary has been collected, maintained, used and transferred in accordance with the written data protection principles and policies of the Company, true, correct and complete copies of which have been provided or made available to Purchaser. No Person has claimed any compensation from the Company or any Subsidiary for the loss of or unauthorized disclosure or transfer of personal data, and to the Knowledge of the Company, no reasonable or valid basis exists for such a claim.

(e) To the Knowledge of the Company, the Company has at all times conducted its export transactions in material compliance with (i) all applicable U.S. export and re-export controls, including the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder and (ii) all other applicable import/export controls in other countries in which the Company conducts business. There are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to any export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad.

(f) The transactions contemplated hereby will not cause Purchaser or Merger Subsidiary to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the USA PATRIOT Act of 2001, Presidential Executive Order No. 13224, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism, the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other anti-money laundering laws or anti-terrorism laws and any rules, regulations or orders promulgated by any Governmental Entity under or pursuant to any of the foregoing; and neither the Company nor any Subsidiary is engaged in money laundering.

(g) None of the Company, any Subsidiary or any of its Affiliates (i) directly or indirectly, are acting in contravention of any United States or international laws and regulations, including anti-money laundering and anti-terrorism laws, regulations or conventions, (ii) are included on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Treasury Department’s Office of Foreign Assets Control, which list may be found at www.treas.gov/offices/enforcement/ofac, (iii) reside or have places of business in a country or territory named on an OFAC list or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, which designation can be found at www.fatf-gati.org, or whose funds are transferred from or through such a jurisdiction, (iv) reside in or are organized under the laws of, or whose funds are transferred from or through, a jurisdiction or transferred from or through a financial institution (A) designated by the Secretary of the Treasury or Financial Crimes Enforcement Network as warranting special measures due to money laundering concerns, which designation can be found at www.fincen.gov, or (B) covered by or subject to sanctions under the International Emergency Economic Powers Act, the Trading With the Enemy Act or other applicable laws imposing economic sanctions against or prohibiting transacting business with, for or on behalf of any country or region pursuant to United States federal or state law, (v) to the Knowledge of the Company, are senior foreign political figures, members of a senior foreign political figure’s immediate family or close associates of a senior foreign political figure, or (vi) are foreign shell banks.

6.15 Litigation. Except as set forth on Schedule 6.15, there are (a) no continuing Orders to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound, and (b) no Actions against, related to or affecting the Company or any Subsidiary, or any of their respective properties or assets, is pending or, to the Knowledge of the Company, threatened. Except as set forth on Schedule 6.15, to the Knowledge of the Company, no event has occurred or circumstances exist that could give rise to or serve as a valid or reasonable basis for the commencement of any Action against, related to or affecting the Company, any Subsidiary, or any of their respective properties or assets. None of the items set forth on Schedule 6.15, if adversely determined, could reasonably be expected to have a Material Adverse Change.

6.16 Environmental Matters. Except as set forth on Schedule 6.16:

(a) neither the Company nor any Subsidiary is or has been in violation of any Environmental Law;

(b) there has been no storage, disposal, spill, discharge or release of any Hazardous Material by the Company or any Subsidiary or, to the Knowledge of the

Company, by any third party on, at or under any property presently or formerly owned, leased, used or operated by the Company or any Subsidiary that would reasonably be expected to require investigation, removal or remedial or corrective action by the Company or any Subsidiary that would reasonably be expected to result in any Damages to the Company or any Subsidiary under any Environmental Law;

(c) neither the Company nor any Subsidiary has contracted or arranged for the transportation of any Hazardous Materials to, or the treatment, storage or disposal of any Hazardous Materials at, any other (off-site) property;

(d) there is currently no civil, criminal or administrative Action pending or, to the Knowledge of the Company, threatened, which asserts Liability under any Environmental Law against the Company or any Subsidiary;

(e) there has not been any underground or aboveground storage tank or any impoundment or other disposal area containing Hazardous Materials located at any property owned, leased, used or operated by the Company or any Subsidiary at the time of such ownership, lease, use or operation or, to the Knowledge of the Company, any other time;

(f) no asbestos or polychlorinated biphenyls have been used or disposed of by the Company or any Subsidiary or have been caused by the Company or any Subsidiary to be located on, at or under any property owned, leased, used or operated by the Company or any Subsidiary at the time of such ownership, lease, use or operation; and

(g) the Company has made available to Purchaser all records and files reasonably available to the Company concerning the existence of Hazardous Materials or any other environmental concern at properties currently or formerly owned, operated, used or leased by the Company, any present or former Subsidiary of the Company or predecessor in interest, or concerning compliance by the Company with, or Liability of the Company under, any Environmental Laws.

6.17 Product Liability; Product Recalls. To the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Products. To the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability for breach of any express or implied warranty with respect to any Company Product. Except as set forth on Schedule 6.17, no Company Product has within the past three years been subject to a recall by any Governmental Entity or the Company, nor, to the Knowledge of the Company, has any such Company Product been subject to a recall by any customer, any third party retained by the Company or any Subsidiary, or any distributor or wholesaler of such Company Product. No recall is currently planned or being discussed by the Company or, to the Knowledge of the Company, by any customer, any third party retained by the Company or any Subsidiary, or any distributor or wholesaler of such Product.

6.18 Employee Matters and Benefit Plans. (a) Schedule 6.18(a) contains a true, correct and complete list of each Employee Plan, Employee Agreement and Independent Contractor Agreement (including for each a description of any of the benefits which will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement). None of the Company, any Subsidiary or any of their ERISA Affiliates has any plan or commitment, whether legally binding or not, to establish any new Employee Plan, Employee Agreement or Independent Contractor Agreement, to modify any Employee Plan, Employee Agreement or Independent Contractor Agreement (except to the extent required by Law or as required by this Agreement) or to enter into any Employee Plan, Employee Agreement or Independent Contractor Agreement.

(b) The Company has made available to Purchaser true, correct and complete copies of all documents embodying each Employee Plan, Employee Agreement and Independent Contractor Agreement, including:

(i) all amendments thereto and written interpretations thereof;

(ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan;

(iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust;

(iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets;

(v) the most recent summary plan description, together with all summaries of modifications, if any, required under ERISA with respect to each Employee Plan;

(vi) the most recent IRS determination or opinion letter and ruling relating to Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) within the last three years with respect to Employee Plan;

(vii) all communications within the last two years to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, including communications relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events that would result in any material Liability to the Company or any Subsidiary; and

(viii) each trust or other funding arrangements and each insurance contract or policy.

To the extent that any Employee Plan, Employee Agreement or Independent Contractor Agreement is not in writing, the Company has made available to Purchaser a written description or summary of the terms thereof. Except as set forth on Schedule 6.18(b), each Employee Plan, Employee Agreement and Independent Contractor Agreement is in full force and effect and is valid and binding in accordance with its terms and, to the Knowledge of the Company, there is no material default or event of default (or event which with notice or lapse of time, or both, would constitute such a material default or event of default) thereunder by the Company or any Subsidiary or by any beneficiary thereof or other party thereto. Following the Effective Time, to the extent not terminated in accordance with this Agreement, the Surviving Corporation will be permitted to exercise all of the rights of the Company and its Subsidiaries under each Employee Plan, Employee Agreement and Independent Contractor Agreement to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, without penalty or the acceleration of any rights.

(c) The Company, each Subsidiary and their respective ERISA Affiliates each has performed all obligations required to be performed by it under each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which no class or statutory exemption is available, has occurred with respect to any Employee Plan. There are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan or relating to any Employee Plan or Employee Agreement. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to the Company, any Subsidiary or any of their respective ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event and benefits accrued thereunder). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the Pension Benefit Guaranty Corporation or the DOL with respect to any Employee Plan. Neither the Company nor any Subsidiary is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980B of the Code. All contributions, including any top heavy or matching contributions and premiums, required to be made by the Company, any Subsidiary or any of their respective ERISA Affiliates to any Employee Plan have been made or will be made on or before the Closing Date. All unpaid Liabilities of the Company, any Subsidiary or any of their respective ERISA Affiliates with respect to an Employee Plan that are not yet due have been properly accrued in accordance with GAAP. For completed plan years of each Employee Plan, all contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Knowledge of the Company, no reasonable or valid basis exists for any such challenge or disallowance. The Company, each Subsidiary and their respective ERISA Affiliates are in compliance in all material respects with the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and the regulations promulgated thereunder and any similar state Laws concerning group health care continuation coverage and group health plan portability, access and renewability requirements. Each Employee Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS that it is so qualified or exempt, and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would adversely affect the qualified or exempt status of any such Employee Plan or related trust. None of the assets of any Employee Plan include “employer securities” as defined in Section 407(d)(1) of ERISA.

(d) None of the Company, any Subsidiary or any of their respective ERISA Affiliates currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) At no time has the Company, any Subsidiary or any of their respective ERISA Affiliates contributed to, or been obligated to contribute to, any Multiemployer Plan.

(f) Except as required by Part 6 of Subtitle B of Title I of ERISA or similar state law, no Employee Plan or Employee Agreement or any other Contract to which the Company, any Subsidiary or any of their respective ERISA Affiliates is a party provides, or is required to provide, life insurance, medical or other employee welfare benefits to any Employee following his or her retirement or termination of employment for any reason, and none of the Company, any Subsidiary or any of their respective ERISA Affiliates has ever represented or promised to, or contracted with (whether in oral or written form), any Employee (either individually or to Employees as a group) that such Employee or Employees would be provided with life insurance, medical or other employee welfare benefits following their retirement or termination of employment.

(g) Except as set forth on Schedule 6.18(j) and subject to Section 9.1, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Schedule 6.18(g), neither the Company nor any Subsidiary is subject to any obligation to make any payments that, separately or in the aggregate, could result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) The Company and each Subsidiary (i) is and has been in compliance in all material respects with all Employment Laws or other applicable Laws respecting or relating directly or indirectly to employment or workplace practices, terms and conditions of employment, and wages and hours, (ii) has withheld all amounts required by any Law or by any agreement to be withheld from the wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment or workers’ compensation benefits, social security or other benefits or obligations for Employees (other than routine payments in the Ordinary Course of Business). No Action is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary concerning Employment Laws or concerning any employment-related claims of any nature, and to the Knowledge of the Company, there is no reasonable or valid basis for any such Action.

(i) None of the Company, any Subsidiary or any of their respective ERISA Affiliates has ever been a party to any agreement with any labor organization or union, and none of the Employees is represented by any labor organization or union. To the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company, any Subsidiary or any of their respective ERISA Affiliates. No work stoppage, labor strike, slowdown, sitdown, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute against the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary relating to labor, safety, employment practices or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, as amended.

(j) Schedule 6.18(j) sets forth change-in-control and other similar payments that could be payable to Employees under Employee Plans and Employee Agreements on account of the transactions contemplated by this Agreement.

(k) Schedule 6.18(k) sets forth a true, correct and complete list of names, dates of hire and current salary or wage rates of all individuals who are currently Employees or Independent Contractors and all individuals to whom the Company or any Subsidiary has extended offers of employment or of consulting as independent contractors which are pending as of the date hereof. Schedule 6.18(k) also contains a summary of all bonus, incentive compensation, accrued vacation pay, accrued paid time off and other compensation or benefits (other than equity compensation consisting of stock options or restricted stock) earned but unpaid, and indicates whether any Employee is currently on a leave of absence for any reason. No Key Employee has given notice (verbal or written) of an intent to terminate his or her employment.

(l) Except as provided in the Employee Agreements, (i) the employment of each Employee is terminable at will without any penalty or severance obligation of any kind, (ii) Employees are not entitled to specific notice of termination, severance pay or a fixed term of employment, and (iii) Employees may be dismissed without notice for any legal reason.

(m) Each current Employee is either a United States citizen or an individual specifically authorized to engage in employment or provide services in the United States in accordance with all Employment Laws or other Laws.

(n) With respect to any mass layoff or plant closures affecting Employees or other Persons, the Company and each Subsidiary has (i) complied fully with the WARN Act and any similar applicable state or local mass layoff or plant closing Laws and (ii) served in a timely manner and fashion all notices required by the WARN Act or any other similar applicable state or local mass layoff or plant closing Laws.

(o) All Employment Agreements subject to Section 409A of the Code comply, in all material respects, in both form and operation with Section 409A of the Code and the rules and regulations thereunder, and, except as set forth on Schedule 6.18(o), neither the Company nor any Subsidiary has an obligation to provide any “gross-up” payment to any person in connection with Taxes payable under Section 409A of the Code.

6.19 Insurance. (a) Schedule 6.19(a) sets forth, as of the date hereof, an accurate and complete list of the insurance policies currently maintained by or for the benefit of the Company and its Subsidiaries, including all applicable premiums and deductibles) (collectively, the “Policies”). The Policies are (including the amounts of coverage thereunder) reasonable for the Business and are in full force and effect. The insurance maintained by the Company and its Subsidiaries is sufficient to comply with all applicable Laws and Material Contracts to which the Company and its Subsidiaries are a party or by which they or their assets are bound.

(b) The Company has made available to Purchaser true, correct and complete copies of the Policies currently maintained by the Company. No event has occurred which could reasonably be expected to result in a retroactive or prospective upward adjustment in premiums under any of the Policies. There is no material default or event of default (or event which with notice or lapse of time, or both, would constitute such material default or event of default) under any of the Policies by the Company or any Subsidiary or, to the Knowledge of the Company, by any other Person. Neither the Company nor any Subsidiary has received or given any notice of cancellation with respect to any current Policy. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the Company and its Subsidiaries under the Policies, to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, without penalty or the acceleration of any rights. No Person has repudiated any provision of any of the Policies.

(c) Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any Policy in a due and timely fashion. There are no outstanding claims under any Policy that have gone unpaid for more than 45 days or as to which the insurer has disclaimed Liability. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, there has been no threatened cancellation of any insurance policy of the Company or any Subsidiary during such period. No event has occurred, including the failure by the Company or any Subsidiary to give any notice or information, or by the Company or any Subsidiary giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or its Subsidiaries under any such insurance policies.

(d) Schedule 6.19(d) describes any self-insurance arrangements of the Company or any Subsidiary. With respect to matters for which the Company or any Subsidiary is self-insured (including any applicable deductibles to an insurance policy), the Company maintains appropriate reserves.

6.20 Taxes. Except as set forth on Schedule 6.20:

(a) The Company and each Subsidiary has timely paid or caused to be paid all Taxes that are due and payable by it, except where the failure to pay Taxes would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has any Liability under Treasury Regulation Section 1.1502-6 (or any comparable provision of federal, state, local or foreign Law), as a result of being a member of a consolidated or combined group (other than a consolidated or combined group the common parent of which is the Company), or by reason of any tax sharing agreement or other Contract with respect to any Person.

(b) The Company and each Subsidiary has timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed by any of them, except where the failure to file Tax Returns would not have a Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects.

(c) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid by any of them in connection with amounts paid or owing to any Employee, Independent Contractor, creditor, shareholder or other Person, including amounts required to be withheld under Sections 1441 and 1442 of the Code or any similar provision under state, local or foreign Law.

(d) The unpaid Taxes of the Company and its Subsidiaries for the tax periods with respect to which Tax Returns have not been filed or for which Taxes are not yet due and owing do not exceed the accruals and reserves specifically established for Taxes reflected on the Financial Statements as of the Latest Balance Sheet Date, adjusted in the Ordinary Course of Business since the Latest Balance Sheet Date.

(e) There are no outstanding agreements, waivers or other arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any Subsidiary for any taxable period, and there have been no outstanding deficiencies proposed, assessed or asserted for such Taxes.

(f) There are no closing agreements that could affect Taxes of the Company or any Subsidiary pursuant to Section 7121 of the Code or any similar provision under state, local or foreign Tax Laws. Neither the Company nor any Subsidiary is a subject of any private letter ruling of the IRS or comparable rulings of other Tax Authorities.

(g) No audit or other proceedings related to Taxes by any Governmental Entity has occurred since January 1, 2005, or is pending (or, to the Knowledge of the Company, is threatened), and neither the Company nor any Subsidiary has received written notice that any such audit or proceeding may be commenced. All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Tax Authority of the Tax Returns of the Company and its Subsidiaries have been fully paid. Since January 1, 2005, neither the Company nor any Subsidiary has received any written communication from a federal, state, local or non-U.S. Tax Authority that an issue raised by such Tax Authority in any prior examination with respect to the Company or any Subsidiary would reasonably be expected to result in a proposed deficiency for any previously reported tax period. The Company has made available to Purchaser complete copies of (i) all federal, state, local and foreign Tax Returns of the Company and each Subsidiary and (ii) any audit report or other correspondence with a Tax Authority relating to Taxes due from or with respect to the Company or any Subsidiary for the last three years.

(h) No written claim has been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction, which claim has not been resolved and there is no valid and reasonable basis for any such claim to be made.

(i) Neither the Company nor any Subsidiary has agreed to, has filed an application for or is required to make any changes or adjustments to any accounting methods that would have an effect on the amount or timing of its Taxes.

(j) There are no Liens (other than Permitted Liens) for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

(k) Neither the Company nor any Subsidiary is (i) a party to any tax-sharing or similar agreement or arrangement (whether or not written) providing for the allocation, sharing or indemnification of Taxes and (ii) required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Subsidiary, nor has the IRS proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary is a United States real property holding company (as defined in Section 897(c)(2) of the Code) and has not been a United States real property holding company during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(l) Neither the Company nor any Subsidiary has entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2), and the Company and each Subsidiary properly disclosed all reportable transactions as required by Treasury Regulation 1.6011-4. Neither the Company nor any Subsidiary has any Liability for penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Law).

(m) There is no Contract covering any Person that, individually or collectively, could give rise to, or that will, because of the consummation of the transactions contemplated hereby, obligate the Company or any Subsidiary to make the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code except as set forth on Schedule 6.20(m).

(n) Neither the Company nor any Subsidiary is or will be required to make any payments of any nature whatsoever to any Person on account of such Person’s having Liability for amounts payable under Section 409A of the Code. There is no Contract covering any Person that, individually or collectively, is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.

(o) The taxable year of the Company and each Subsidiary for federal and state income and franchise Tax purposes ends on December 31 of every calendar year.

(p) Neither the Company nor any Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar state, local or foreign Law, other than an affiliated group the common parent of which is the Company.

(q) Neither the Company nor any Subsidiary has had a “permanent establishment” in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.

(r) There is no property or obligation of the Company or any Subsidiary, including uncashed checks to vendors, customers or Employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.

(s) No property owned by the Company or any Subsidiary is (i) property required to be treated as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code.

(t) Neither the Company nor any Subsidiary has any interests in a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(u) Neither the Company nor any Subsidiary has any Liability for Taxes which relate to items of income or gain reportable for financial reporting purposes under GAAP prior to the Latest Balance Sheet Date in excess of the accruals and reserves under GAAP specifically established for Taxes (including any accruals or reserves with respect to deferred Tax Liabilities) reflected on the Financial Statements as of the Latest Balance Sheet Date.

(v) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

6.21 Related Party Transactions. Except as set forth on Schedule 6.21 and other than the transactions and Contracts contemplated hereby and thereby, neither the Company nor any Subsidiary is a party to any transaction, loan, or Contract with (a) any of the Securityholders, (b) any director, officer or Employee of the Company or any Subsidiary, (c) any member of the immediate family of any Person referred to in (a) or (b) above; (d) any Person in which a 5% beneficial or economic interest is held by any Person referred to in (a), (b) or (c) above, or (e) any Person in which any Person described in (a), (b) or (c) above is an officer, director, trustee, or otherwise has the ability to direct the management or operation of such Person (the “Related Parties”), in each case that will survive the Closing. Neither the Company nor any Subsidiary does, or after Closing will, require any significant continued access to or material use of any assets or properties of any Securityholder of any kind or nature in order to conduct the operations of the Business in the ordinary course consistent with past practice.

6.22 Books and Records. (a) The books of account and other financial records of the Company and its Subsidiaries are true, correct and complete in all material respects and are accurately reflected in the Financial Statements.

(b) The corporate records of the Company and each Subsidiary, true, correct and complete copies of which have been made available to Purchaser, accurately reflect all actions of the board of directors and shareholders or other equivalent governing bodies of the Company and each Subsidiary.

6.23 Customers and Suppliers; Relationships with Other Persons. The customers of the Company and its Subsidiaries accounting for revenues in excess of $150,000 since January 1, 2009, and the suppliers of the Company and its Subsidiaries accounting for payments in excess of $150,000 since January 1, 2009, are set forth on Schedule 6.23 (the “Major Business Partners”). Except as set forth on Schedule 6.23, no Major Business Partner or any material licensee, licensor, distributor or other Person having a material business relationship with the Company or any Subsidiary has cancelled or otherwise terminated or, to the Knowledge of the Company (but only Knowledge as it is defined in clause (i) of the definition thereof), made any threat to the Company or any Subsidiary to cancel or otherwise terminate or significantly diminish its relationship with the Company or a Subsidiary. Except as set forth on Schedule 6.23, no rebates (volume or otherwise), discounts or benefits are due, accruing due or payable to any customer of the Company or any Subsidiary, other than in the Ordinary Course of Business. Except as set forth on Schedule 6.23, no supplier of the Company or any Subsidiary of products or product related services is a sole source supplier, nor during the last twelve months, has the Company or any Subsidiary been dependent upon any one supplier for more than 10% by value of its purchases. For purposes of this Section 6.23, a sole source supplier is a supplier that could not be replaced in a commercially reasonable time or without a significant adverse change or significant interruption in the Company’s business.

6.24 Bank Accounts. Schedule 6.24 contains a true, correct and complete (a) list of names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintain a banking, custodial, trading, trust or other similar relationship, (b) list and description of each such account, box and relationship, (c) list of all signatories for each such account and box, and (d) list of all compensating balances required with respect to each such account.

6.25 Company Transaction Expenses. Schedule 6.25 lists all Company Transaction Expenses, each Person to whom Company Transaction Expenses are payable and each Contract pursuant to which any Company Transaction Expenses have been or are anticipated to be incurred.

6.26 No Brokers. Except as set forth on Schedule 6.26, none of the Company, any Subsidiary or representatives of the Company has entered into any Contract with any Person that may result in the obligation of the Company, any Subsidiary, Purchaser or the Surviving Corporation to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

6.27 Representations Complete. Except as and to the extent set forth in this Agreement or in any certificate delivered pursuant to this Agreement, the Company makes no representations or warranties to Purchaser and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Purchaser or its representatives.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that the statements contained in this Article VII are true and correct as of the date hereof, except as expressly set forth in the disclosure schedules delivered by Purchaser to the Company herewith. Such disclosure schedules are arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article VII.

7.1 Organization. Each of Purchaser and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Subsidiary has the requisite corporate power and authority to carry on its business as it is now being conducted.

7.2 Corporate Power and Authority; Effect of Agreement. Each of Purchaser and Merger Subsidiary has the corporate power and authority to (a) execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby, (b) perform its respective obligations hereunder and thereunder, and (c) consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Merger Subsidiary of this Agreement and the consummation by Purchaser and Merger Subsidiary of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Subsidiary and, assuming the due execution hereof by the Company, constitutes the valid and legally binding obligation of Purchaser and Merger Subsidiary, enforceable against Purchaser and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity.

7.3 Governmental Authorization. No Approval, Order or Permit is required in connection with the execution and delivery of this Agreement by Purchaser or Merger Subsidiary or the performance by Purchaser or Merger Subsidiary of its obligations hereunder, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

7.4 No Violation. Neither the execution and delivery of this Agreement by Purchaser or Merger Subsidiary nor the performance by Purchaser or Merger Subsidiary of its obligations hereunder will:

(a) conflict with or result in a breach of the provisions of any of the Organizational Documents of Purchaser or Merger Subsidiary;

(b) violate, result in a breach of any provision of, constitute a default under (with or without notice or lapse of time, or both), require any approval or consent under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, give any Person additional rights or compensation under, result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties owned or leased by Purchaser or Merger Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, Contract or other instrument to which Purchaser or Merger Subsidiary is a party, or by which Purchaser or Merger Subsidiary or any of the properties owned or leased by Purchaser or Merger Subsidiary is bound or affected; or

(c) assuming compliance with the matters set forth in Section 7.3, contravene or conflict with or constitute a violation of any provision of any Law applicable to Purchaser or Merger Subsidiary.

7.5 No Brokers. None of Purchaser or Merger Subsidiary has entered into any Contract with any Person that may result in the obligation of the Company or the Securityholders to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

7.6 Financing. Purchaser has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the holders of Company Securities under Article III.

7.7 No Prior Merger Subsidiary Operations. Merger Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE VIII

PRE-CLOSING COVENANTS

8.1 Conduct of Business of the Company and Subsidiaries. During the period from and after the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article XI and the Effective Time (except to the extent expressly provided otherwise in this Agreement, as required by applicable Law, or as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall, and shall cause each Subsidiary to, conduct its business in the Ordinary Course of Business in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws;

(b) the Company shall, and shall cause each Subsidiary to, (i) pay all of its material Indebtedness and Taxes when due and payable, subject to good faith disputes over such Indebtedness or Taxes, (ii) pay or perform its other obligations when due and payable, and (iii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees, consultants and contractors and preserve its goodwill and relationships with customers, suppliers, distributors, licensors, licensees, strategic partners, and others having business dealings with it;

(c) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any Approval or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(d) the Company shall keep Purchaser informed of, and give Purchaser the reasonable opportunity to participate in and consult with respect to (but not conduct) the defense or settlement of, any litigation to which the Company or any Subsidiary is a party, subject to reasonable and appropriate restrictions in order for the Company to preserve all attorney-client or other privileges; provided that with respect to any documents or other information subject to the attorney-client privilege, the Company shall reasonably cooperate with Purchaser to develop procedures (such as a common legal interest, joint defense or similar agreement) to allow such documents and information to be shared with Purchaser and its Representatives without waiving such attorney-client privilege, and if such procedures cannot be developed without waiving such attorney-client privilege, the Company shall specifically identify to Purchaser such documents or other information.

8.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 8.1, except as set forth on Schedule 8.2 or contemplated by this Agreement, during the period from and after the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article XI and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, directly or indirectly do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, as required by applicable Law, or as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Cause or permit any amendments to its Organizational Documents;

(b) Declare, set aside, set a record date with respect to, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Securities; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other Securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other Securities, other than issuance of stock pursuant to the exercise of existing Options outstanding on the Agreement Date; purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other Securities (except in connection with the Warrant Surrender Agreement, pursuant to the net-exercise feature relating to existing Options outstanding on the Agreement Date or repurchases from former employees and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service); or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(c) Except as set forth on Schedule 8.2(c), accelerate, amend or change the period of exercisability or vesting of any options, common stock equivalents, restricted stock units or other rights or awards granted under any stock purchase, stock issuance or stock option plan or the vesting of the Securities purchased or purchasable under such options or other rights or awards or the vesting schedule or repurchase rights applicable to any unvested Securities issued under such stock plans or otherwise; amend or change any other terms of such options, rights or unvested securities; or, except in connection with the Warrant Surrender Agreement, authorize cash payments in exchange for any options or other rights granted under any of such plans or the Securities purchased or purchasable under those options or rights or the unvested Securities issued under such plans or otherwise;

(d) Issue, deliver, grant, encumber, pledge, or sell or authorize or propose the issuance, delivery, grant, encumbrance, pledge or sale of, or purchase or propose the purchase of, any Securities or other Contracts of any character obligating it to issue any such Securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Options outstanding on the Agreement Date, (ii) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, or (iii) the purchase of the Warrants pursuant to the Warrant Surrender Agreement;

(e)(i) Except with respect to the individuals set forth on Schedule 8.2(e), hire or offer to hire or promote or offer to promote any employees, or enter into, or extend the term of, any Contract with any officer, employee, consultant or independent contractor that provides for guaranteed employment term, severance, acceleration or post-termination benefits not imposed by applicable Law, or enter into any collective bargaining agreement or (ii) terminate or give notice of intent to terminate the employment, change the title, office, position, or compensation, or materially reduce the responsibilities of or take other adverse actions with respect to any employee of the Company or any Subsidiary at the director level or above;

(f) Subject to Section 9.1, adopt, enter into, terminate or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, or take any action to fund or in any other way secure the payment of compensation or benefits under any such plan, except in each case as required under ERISA or as necessary under the Code or other applicable Law or as necessary to maintain the qualified status of such plan under the Code; materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section or regulations; pay any bonus, special remuneration or other material benefit to any employee or any non-employee director or consultant, except to the extent required pursuant to the terms of any agreement, plans, policies or Contracts in existence as of the Agreement Date and that have been disclosed to Purchaser; or increase the salaries, wage rates, compensation packages, benefits or fees of its employees, consultants or independent contractors, or add any new members to the board of directors of the Company or to the board of directors or equivalent governing body of any Subsidiary;

(g) Grant or pay or enter into any Contract providing for the granting or payment of (other than pursuant to an existing Contract set forth on Schedule 6.12(a)) any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole (except purchases of inventory and components in the Ordinary Course of Business), or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(i) Sell, lease, license, pledge or otherwise dispose of or encumber any of its properties or assets, other than dispositions of obsolete or immaterial equipment no longer used in the Company’s or any Subsidiary’s business;

(j) Other than Ordinary Course of Business fluctuations in the Company’s line of credit, incur or suffer to exist any Indebtedness (other than any such Indebtedness reflected on the Latest Balance Sheet or taken in account in the Net Working Capital calculation) or guarantee any such Indebtedness, issue, sell or amend any debt Securities or guarantee any debt Securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of trade payables in the Ordinary Course of Business;

(k) Make any loans or advances (other than routine travel and petty cash advances to employees of the Company or any Subsidiary in the Ordinary Course of Business) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company) other than the Company or any Subsidiary, or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

(l) Enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, or other investment or cash management transactions or arrangements other than in the Ordinary Course of Business;

(m) Make any capital expenditures, capital additions or capital improvements in excess of $75,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(n) Enter into any Contract that would constitute a Material Contract, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive, release or assign any of the material terms of any of its Material Contracts;

(o) Transfer or license, or enter into any Contract that would transfer or license, to any Person any rights to any Company Intellectual Property, or acquire or license from any Person any rights to any third-party Intellectual Property, other than non-exclusive licenses in the Ordinary Course of Business, or transfer or provide a copy of any source code owned by the Company to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States);

(p) Enter into, or amend any provision of, a Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its services, products, technology, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Purchaser’s business activities or the effect of which would be to grant to a third party following the Merger the right to license any Intellectual Property owned by Purchaser or its subsidiaries;

(q) Terminate, release, assign or waive any right of substantial value;

(r)(i) Commence a lawsuit other than (A) for the routine collection of bills, or (B) for a breach of this Agreement, or (ii) settle or compromise or agree to settle or compromise any pending or threatened lawsuit or other dispute;

(s) Make, rescind or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Change accounting methods, principles or practices or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business) or change its method of calculating, any bad debt, contingency or other reserve or make any change in its fiscal year, except in each case as required by concurrent changes in GAAP as concurred with by its Independent Accountant and after notice to Purchaser;

(u) Place or allow the creation of any Liens on any of its properties, other than Liens for current Taxes not yet due and payable and for which adequate reserves have been made;

(v) Except as contemplated by this Agreement, enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company (or any member of their families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 6.21; and

(w) Take or agree in writing or otherwise or enter into any Contract to take any of the actions described in clauses (a) through (v) in this Section 8.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

8.3 No Shop.

(a) During the period from and after the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article XI or the Effective Time, the Company shall not, and shall cause each Subsidiary not to, and shall direct and use reasonable best efforts to cause its Representatives (and each Subsidiary’s Representatives) not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers from, or knowingly provide any information to, or engage in any negotiations or discussions with, any Person (other than Purchaser) concerning a merger, consolidation, reorganization, business combination, sale of assets, sale of capital stock or the issuance of any Securities of the Company or any Subsidiary, or any other transaction or series of transactions which could cause or result in a change of control of or any material change in the Company, any Subsidiary or in the Business, or which could interfere in any manner, directly or indirectly, with the consummation of the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, an “Acquisition Proposal”);

(ii) engage, directly or indirectly, in any negotiations or discussions or enter into any letter of intent, agreement or understanding concerning, or provide any non-public information to any Person relating to or which would lead to, or facilitate the making of, any Acquisition Proposal; or

(iii) agree to, approve or recommend any Acquisition Proposal.

(b) On the Agreement Date the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Purchaser) with respect to an Acquisition Proposal.

(c) The Company shall notify Purchaser promptly (and in no event later than one Business Day) after receipt of any Acquisition Proposal or any request for information by any Person relating to, or which could lead to or facilitate the making of, any Acquisition Proposal. Such notice to Purchaser shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal or request for information, as the case may be.

8.4 Access to Information

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article XI or the Effective Time, (i) the Company shall, and shall cause its Representatives and each Subsidiary (and each Subsidiary’s Representatives) to, (A) afford Purchaser and its Representatives reasonable access during business hours to the officers, employees, agents, properties, offices, facilities, books, Contracts and records (including Tax Returns and work papers of independent auditors) of the Company and each Subsidiary, (B) prepare for Purchaser and its Representatives such financial and operating data and reports with respect to the Business, as such Persons may reasonably request, and (C) furnish promptly all other information concerning the Business, results of operations, product development efforts, assets, liabilities, properties (tangible and intangible, including Intellectual Property), Contracts, personnel and other aspects of the Company or any Subsidiary as Purchaser may reasonably request, and (ii) the Company shall, promptly upon request, provide to Purchaser and its Representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, and (C) receipts for any Taxes paid to Tax Authorities.

(b) No information or knowledge obtained in any investigation pursuant to this Section 8.4 shall affect or be deemed to (i) qualify, modify or limit any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger, or (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement.

8.5 Regulatory Approvals. Each of the Company and Purchaser shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all Approvals required to be obtained by it from Governmental Entities for the consummation of the Merger and the other transactions contemplated by this Agreement.

8.6 Reasonable Efforts. Subject to the limitations set forth in Section 8.5, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable following the date of this Agreement, the Merger and the other transactions contemplated hereby, and to cooperate with each other party hereto in connection with the foregoing, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article X, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

8.7 Third Party Consents. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all consents and approvals under each Contract listed or described on Schedule 6.4 (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 6.4 if entered into prior to the Agreement Date), using a form reasonably acceptable to Purchaser.

8.8 Notice of Certain Matters.

(a) The Company shall notify Purchaser in writing promptly (and in any event by the end of the following Business Day) after receipt or learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement; (iii) any Action by or before any Governmental Entity or arbitrator initiated by or against it or any Subsidiary, or known by the Company or any Subsidiary to be threatened against the Company or any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property); (iv) any change, occurrence or other Effect not in the Ordinary Course of Business, (v) a Material Adverse Change; or (vi) any claim, or any verbal or written inquiry by any Tax Authority, regarding Taxes payable by the Company or any Subsidiary.

(b) The Company shall give prompt notice to Purchaser of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) the occurrence or non-occurrence of any event, change, event or other Effect that is reasonably likely to cause any of the conditions to closing set forth in

Article X not to be satisfied; provided, however, that no such notification delivered pursuant to this Section 8.8(b) shall be deemed to cure any breach of or otherwise affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non- satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Purchaser.

(c) Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement in accordance with Article XI or the Effective Time, the Company shall promptly notify Purchaser of, and confer from time to time as requested by Purchaser with one or more Representatives of Purchaser to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary, and the general status of the ongoing operations of the Company and each Subsidiary. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

8.9 Publicity. Purchaser and the Company shall consult with the other before issuing any press release or otherwise making any public statements regarding this Agreement or any transaction contemplated herein, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange upon which Purchaser’s securities are traded, provided that the Company agrees that that any announcement regarding this Agreement and the transactions contemplated herein shall not be made without the prior written consent of Purchaser.

8.10 Right to Update Schedules. No later than three Business Days prior to the Closing Date, the Company may deliver (by written notice to Purchaser) a single supplement to the disclosure schedules to this Agreement with respect to any actions, events, conditions, circumstances or matters arising or occurring after the execution and delivery of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the disclosure schedules; provided that such supplement may only amend the disclosure schedules to reflect actions, events, conditions, circumstances or matters that are not the result of a breach of any covenant set forth in this Agreement. The supplement shall list each updated, supplemented or amended item by an appropriate reference to the applicable Section of this Agreement. Notwithstanding any provision in this Agreement to the contrary, unless Purchaser provides the Company with a written termination notice pursuant to Section 11.1(g) prior to the Closing, the disclosure schedules shall be deemed for purposes of Article XIV hereof to include and reflect such supplement made in accordance with this Section 8.10 prior to the Closing Date, but solely with respect to those actions, events, conditions, circumstances or matters disclosed thereon that occurred after the date of this Agreement; provided, however, that no such supplemented disclosure schedule shall cure, or be deemed to cure, any breach of this Agreement that existed as of the date of this Agreement.

8.11 Certain Payments

(a) In the event that the Company (including the Surviving Corporation) has any obligation to pay any amounts owed as a change of control, retention or similar payment pursuant to any Contract listed on Schedule 8.11(a), the Purchaser shall have the right to be reimbursed for the full amount of such payment from the Escrow Account.

(b) In the event that the Company (including the Surviving Corporation) is not required to pay any amounts owed pursuant to any Contract listed on Schedule 8.11(b) that is a Company Transaction Expense and is set forth on Schedule 6.25, the Purchaser shall promptly pay such amount to the Securityholders by wire transfer of immediately available funds pro-rata to the Securityholders in the same manner in which distributions from the Escrow Account are allocated among the Securityholders under the applicable provisions of Section 3.1. Any such amounts paid to the Securityholders shall be treated as a component of the Merger Consideration under this Agreement.

ARTICLE IX

POST-CLOSING COVENANTS AND OTHER AGREEMENTS

9.1 Benefit Plans. Purchaser shall, or shall cause the Surviving Corporation to, maintain coverage under employee plans providing medical, dental and other health and welfare benefits, as in effect on the Agreement Date (and as may be modified between the date hereof and the Effective Time in compliance with Section 8.2 hereof), for Employees of the Company or any Subsidiary that are and continue to be employed by the Surviving Corporation or such Subsidiary following the Effective Time through December 31, 2010.

9.2 Further Assurances. If, at any time or from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with all rights, properties, privileges, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized to take, and shall take, in the name of each Constituent Corporation or otherwise, such actions.

9.3 Director and Officer Indemnification.

(a) For a period of six (6) years after the Closing, the Company will fulfill and honor all rights to indemnification pursuant to the Organizational Documents and subject to the terms and conditions of the indemnification agreements set forth on Schedule 9.3(a) in favor of each Person party thereto (the “Company Indemnified Parties”). The Purchaser shall not take any action after the Closing to cause the Company to not fulfill or honor the indemnification rights of the Company Indemnified Parties under the Organizational Documents and such indemnification agreements.

(b) Prior to the Closing, the Company shall have the right (but not the obligation) to purchase (at the Company’s expense) a director’s and officer’s tail insurance policy covering the Company Indemnified Parties, which policy shall remain in effect for up to six (6) years. The Purchaser shall not take any action after the Closing or fail to take any action after the Closing that would result in the termination or cancellation of such policy.

(c) The provisions of this Section 9.3 are intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on the Company, and its successors and assigns. In the event the Company or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case proper provision shall be made so that the successor or assign of the Company honors the obligations set forth with respect to the Company in this Section 9.3.

9.4 Continuing Employees.

(a) For the six-month period commencing on the Closing Date, Purchaser will maintain, or will cause the Surviving Corporation to maintain, compensation and benefits that in the aggregate are no less favorable than the compensation and benefits maintained for and provided to the Employees immediately prior to the Closing Date; provided, however, that this requirement will not apply to any obligation to issue, grant or deliver equity securities or options, rights or warrants therefor under any employment agreement to which any Employee is subject, and nothing herein shall prevent the amendment or termination of any Employee Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.

(b) As of and after the Closing Date, Purchaser will, or will cause the Surviving Corporation to, give Employees full credit for purposes of eligibility and vesting, under employee compensation and incentive plans maintained for the benefit of Employees as of and after the Closing Date by Purchaser, its Subsidiaries or the Surviving Corporation, for the Employees’ service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the Closing Date under comparable Employee Plans. With respect to such plans that are “welfare benefit plans” (as defined in Section 3(1) of ERISA), Purchaser will, or will cause the Surviving Corporation to, use its commercially reasonably best efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Closing Date.

ARTICLE X

CLOSING CONDITIONS

10.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Stockholder Consent delivered in connection with the execution of this Agreement shall not have been amended, modified or repealed.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger, that prohibits, makes illegal, or enjoins the consummation of the Merger.

10.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. All of the representations and warranties set forth in Article VII (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Law.

(b) Covenants and Agreements. Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Certificate. Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of the Company by a duly authorized officer of Purchaser and in form and substance reasonably satisfactory to the Company, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

(d) Escrow Agreement. Purchaser shall have executed and delivered to the Securityholders’ Representative the Escrow Agreement.

(e) Secretary’s Certificate. Each of Purchaser and Merger Subsidiary shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Secretary of the each of Purchaser and Merger Subsidiary and in form and substance reasonably satisfactory to the Company, certifying that attached thereto are true, complete and correct copies of the resolutions adopted by the respective board of directors and shareholders of the each of Purchaser and Merger Subsidiary authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(f) Good Standings. Each of the Purchaser and Merger Subsidiary shall have delivered to the Company a certificate of good standing issued by the Secretary of State of the State of Delaware, in each case dated as of a date not more than five days prior to the Closing Date.

(g) Other Documents. Each of Purchaser and Merger Subsidiary shall have delivered to the Company such other documents or instruments as the Company may reasonably request to consummate the transactions contemplated hereby.

10.3 Additional Conditions to the Obligations of Purchaser and Merger Subsidiary. The obligations of Purchaser and Merger Subsidiary to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived, in writing, by Purchaser (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. All of the representations and warranties set forth in Article VI (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Change) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(b) Covenants and Agreements. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No Litigation. (i) No Action shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Entity (including a competent antitrust authority) or arbitrator wherein an unfavorable Order would (A) prevent, restrain, prohibit or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded, (C) prohibit, limit or adversely affect in any respect, or place any conditions on, the ownership, control or operation by Purchaser, the Company, or any of their respective Affiliates of the business or assets of the Company and its Subsidiaries, or Purchaser and its subsidiaries, or require any such Person to effect a divestiture, or (D) have a Material Adverse Change, (ii) no such Order shall be in effect nor shall any Law have been enacted having any such effect, and (iii) no Governmental Entity shall have notified any party of any intent to challenge, or issue a statement of objections with respect to, any of the transactions contemplated by this Agreement.

(d) Additional Governmental Approvals. Purchaser, Merger Subsidiary and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all Approvals necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby.

(e) No Material Adverse Change. There shall not have occurred any Material Adverse Change since the Latest Balance Sheet Date.

(f) Third-Party Consents. Purchaser shall have received satisfactory evidence that the Company shall have obtained the consents and approvals listed on Schedule 10.3(f) and all such approvals and consents shall have been obtained on terms that are not reasonably likely to adversely affect Purchaser’s ownership or operations of the businesses of Purchaser and the Company. The Securityholders shall have no liability under this Agreement or otherwise after the Closing for obtaining any consent or approval that is not listed on Schedule 10.3(f).

(g) Termination of Certain Contracts. The Company shall have delivered copies of documentation, in form and substance reasonably acceptable to Purchaser, evidencing the termination of the Contracts set forth on Schedule 10.3(g).

(h) Closing Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed on behalf of the Company by a duly authorized officer of the Company and in form and substance reasonably satisfactory to Purchaser, certifying that the conditions set forth in Section 10.3(a), Section 10.3(b), Section 10.3(d) and Section 10.3(e) have been satisfied.

(i) Payment Instructions Letter. The Company shall have delivered the Payment Instructions Letter together with a certificate signed by the Company certifying that the information set forth therein is true and complete as of the Closing.

(j) Payoff Letters. The Company shall have delivered to Purchaser all payoff letters and releases pursuant to UCC-3’s, as applicable, or otherwise (or other evidence of payment in full satisfaction where applicable) relating to the Closing Date Indebtedness (it being understood that the Richardson L/C shall remain outstanding and in full force and effect subject to being amended in accordance with Section 10.3(t), but that all Liens in respect of the Richardson L/C shall be released and discharged).

(k) Warrant Surrender Agreements. The Company shall have delivered or caused to be delivered a Warrant Surrender Agreement for each Warrant other than the Specified Warrant.

(l) Secretary’s Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by the Secretary of the Company and in form and substance reasonably satisfactory to Purchaser, certifying that attached thereto are true, complete and correct copies of the resolutions adopted by the board of directors and the shareholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(m) Good Standings. The Company shall have delivered to Purchaser (i) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware and (ii) a certificate of qualification as a foreign corporation from the applicable Governmental Entity in the jurisdictions listed on Schedule 6.1(a), in each case dated as of a date not more than five days prior to the Closing Date.

(n) Financial Statements. The Company shall have delivered to Purchaser, as part of Schedule 6.8(a), copies of the Financial Statements and the accompanying reports of the Independent Accountant.

(o) Key Employees. Each of the Key Employees shall have executed and delivered to Purchaser a non-competition agreement in the form attached hereto as Exhibit C.

(p) Confidentiality Agreement. Each of the Preferred Shareholders set forth on Schedule 10.3(p) shall have executed and delivered to Purchaser a confidentiality agreement in the form attached hereto as Exhibit D-1 and Exhibit D-2.

(q) FIRPTA Certificate. The Company shall have delivered to Purchaser a properly executed Foreign Investment in Real Property Tax Act of 1980 notification letter, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(r) Escrow Agreement. The Securityholders’ Representative and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.

(s) Resignations. The Company shall have delivered to Purchaser copies of resignations effective as of the Closing Date from such directors and officers of the Company or the Subsidiaries as Purchaser shall have requested in writing and delivered to the Company not less than five Business Days prior to the Closing Date, to be effective on the Closing Date.

(t) Richardson L/C. The Company shall have caused the Richardson L/C to be amended such that it is cash collateralized by a money market account funded with a deposit of $338,000, which money market account shall be the sole security for any drawings under the Richardson L/C.

(u) Other Documents. The Company or the Securityholders shall have delivered to Purchaser such other documents or instruments as Purchaser may reasonably request to consummate the transactions contemplated hereby.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of the Securityholders’ Representative and Purchaser;

(b) the Company by written notice given to Purchaser in accordance with Section 15.2 if the Closing has not occurred on or before December 31, 2010, through no fault of the Company;

(c) Purchaser by written notice given to the Company in accordance with Section 15.2 if the Closing has not occurred on or before December 31, 2010, through no fault of Purchaser;

(d) Purchaser, if there has been a violation or breach by the Company of any representation or warranty contained in Article VI or any covenant contained in this Agreement that would prevent the satisfaction of a closing condition under Section 10.3(a) or Section 10.3(b), respectively (testing each such closing condition as it pertains to such violation or breach as if the date of termination were the Closing Date), and such violation or breach has not been waived by Purchaser or cured by the Company within twenty (20) Business Days after receipt by the Company of written notice thereof from Purchaser;

(e) the Company, if there has been a violation or breach by Purchaser or Merger Subsidiary of any representation or warranty contained in Article VII or any covenant contained in this Agreement that would prevent the satisfaction of a closing condition under Section 10.2(a) or Section 10.2(b), respectively (testing each such closing condition as it pertains to such violation or breach as if the date of termination were the Closing Date), and such violation or breach has not been waived by the Company or cured by Purchaser within twenty (20) Business Days after receipt by Purchaser of written notice thereof from the Company;

(f) either Purchaser or the Company if there shall be any Order that is final and nonappealable preventing the consummation of the transactions contemplated hereunder; provided, however, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such Order; or

(g) Purchaser at any time following its receipt of the supplement to the disclosure schedules delivered pursuant to Section 8.10 hereof, if Purchaser, in its reasonable discretion, determines that the contents of the supplement describe actions, events, conditions, circumstances or matters that (i) are intended to cure any misrepresentation or inaccuracy in, or any breach of, any representation or warranty set forth in Article VI that exists hereunder by reason of such action, event, condition, circumstance or matter, and (ii) are materially adverse to the business, operations, assets, properties, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole.

11.2 Effect on Obligations. Termination of this Agreement pursuant to Section 11.1 shall terminate all obligations of the parties hereunder, except for their respective obligations under Article XV, and there shall be no liability on the part of Purchaser, Merger Subsidiary, or the Company, to one another, except (a) for any breaches of this Agreement prior to the time of such termination, including but not limited to failure to close or perform (testing any breach of a representation or warranty as though the representation or warranty serving as the basis for such breach was made on and as of the date of termination) or (b) for fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms

ARTICLE XII

SECURITYHOLDERS’ REPRESENTATIVE

12.1 General. The Company will use commercially reasonable efforts to cause each of the Securityholders, by a separate Securityholders’ Representative Agreement, to appoint, authorize and empower Mark A. Weinzierl, as its, his or her representative, attorney-in-fact and agent (the “Securityholders’ Representative”), to act on behalf of such Securityholders in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, a form of which has been furnished to Purchaser.

ARTICLE XIII

TAX MATTERS

13.1 Returns and Payments.

(a) Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company and its Subsidiaries due after the Closing Date (including any valid extensions of time). Tax Returns of the Company and its Subsidiaries due after the Closing Date that relate to any period beginning before the Closing Date (such Tax Returns, the “Straddle Returns”) shall be prepared in a manner reasonably consistent with past practices employed with respect to the Company and its Subsidiaries, except where a contrary manner is required by Law. Purchaser shall provide the Securityholders’ Representative with a copy of each completed Straddle Return (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Return solely relating to the Company and its Subsidiaries), together with appropriate supporting information and schedules at least fifteen days prior to the due date (including any extensions thereof) for the filing of such Straddle Return, and the Securityholders’ Representative shall have the right to review and comment on such Straddle Return prior to the filing of such Straddle Return and Purchaser shall accept all reasonable comments provided by the Securityholders’ Representative; provided, however, that for any Straddle Return required to be filed within 90 days of the Closing Date (taking into account any available extensions), Purchaser shall instead use commercially reasonable efforts to afford the Securityholders’ Representative a reasonable opportunity (but in no event less than ten Business Days) to review and approve such Straddle Return prior to filing. The failure of the Securityholders’ Representative to propose any changes to any such Straddle Return within fifteen days following the receipt thereof shall be deemed to constitute its approval thereof. Purchaser shall file or cause to be filed all such Tax Returns and shall pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Purchaser to receive indemnification pursuant to any provision in this Agreement.

(b) Purchaser and the Securityholders’ Representative agree that the Transaction Tax Benefit items, to the extent permitted by Law, shall be included as deductions of the Company and its Subsidiaries in all Tax Returns for the Stub Period with respect to income taxes (“Stub Period Income Tax Returns”) and further agree that the “next day rule” of Treasury Regulation
Section 1.1502-76(b)(1)(ii)(B) has no application with respect to such Transaction Tax Benefit items. For purposes of this Agreement, the “Stub Period” shall be any taxable year of the Company and its Subsidiaries that ends on the Closing Date for U.S. federal income tax purposes or for purposes of any other taxing jurisdiction. The Company and its Subsidiaries will prepare or cause to be prepared and file or cause to be filed, and cause their Affiliates to prepare or cause to be prepared and file or cause to be filed, all Tax Returns in a manner consistent with the provisions of this Section 13.1(b).

13.2 Cooperation with Respect to Tax Returns. Purchaser and the Securityholders’ Representative shall furnish or cause to be furnished to each other, and each at their own cost and expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company and its Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser shall retain in its possession, and shall provide the Securityholders’ Representative reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Securityholders’ Representative may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date for a period of seven years after the Closing. After such time, Purchaser may dispose of such material.

13.3 Tax Audits. Purchaser shall have the sole right to represent the interests of the Company and its Subsidiaries in all Tax audits or administrative or court proceedings related to Taxes; provided, however, that with respect to audits or proceedings regarding any item, the adjustment of which may cause the Securityholders to become obligated to make any payment pursuant to Article XIV, Purchaser shall consult with the Securityholders’ Representative, and not settle any such item, without the consent of the Securityholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned) (any such audits or proceedings, a “Relevant Proceeding”); provided further that Purchaser shall not be required to seek the Securityholders’ Representative’s consent with respect to audits or proceedings that could reasonably be expected to result in payments by the Securityholders of less than $100,000. Where consent to settlement is withheld by the Securityholders’ Representative pursuant to this Section 13.3, the Securityholders’ Representative may continue to initiate further proceedings at its own expense; provided, however, that any Liability of Purchaser and its Subsidiaries (including the Surviving Corporation) for Taxes, after giving effect to this Agreement, shall not exceed the Liability for Taxes that would have resulted had the Securityholders’ Representative not withheld its consent. Notwithstanding anything to the contrary set forth in this Section 13.3, the Securityholders’ Representative may participate in any Relevant Proceeding at its own expense if (a) the items at issue relate solely to taxable periods of the Company or any Subsidiary ending on or prior to the Closing and (b) such items do not affect the current or future Tax Liability of Purchaser or any of its subsidiaries (other than the Surviving Corporation).

ARTICLE XIV

SURVIVAL; INDEMNIFICATION

14.1 Survival. (a) The representations and warranties in this Agreement or in any certificate delivered hereunder shall survive the Closing as follows:

(i) the representations and warranties in Section 6.1 (Organization of the Company), Section 6.2 (Power and Authority; Effect of Agreement), Section 6.5 (Subsidiaries), Section 6.7 (Capitalization), and Section 6.26 (No Brokers) shall survive the Closing indefinitely; and

(ii) all other representations and warranties in this Agreement shall survive the Closing and will not terminate until the eighteen month anniversary of the Closing Date.

(b) All covenants in this Agreement shall survive the Closing in accordance with their respective terms.

(c) For the avoidance of doubt, once the Contingent Consideration (to the extent earned) has been paid or set off under Section 14.2(d) (or, if not earned, then once it has been determined that the Contingent Consideration has not been earned) and the funds in the Escrow Account have been distributed, the Purchaser Indemnified Parties shall have no further right to collect any amounts from the Securityholders under this Section 14.1 for any breach or inaccuracy of any representation or warranty, including those of the Company referred to in Section 14.1(a).

14.2 Indemnification by the Securityholders. (a) From and after the Closing Date, the Purchaser and its subsidiaries and their respective officers, directors, employees, agents, Representatives and Affiliates and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless from and against any Damages resulting from, arising out of, or incurred in connection with:

(i) the failure of any of the representations or warranties made by the Company in this Agreement (or in any certificate delivered by any Securityholder or the Company pursuant to this Agreement) to be true and correct in all respects at and as of the date hereof;

(ii) any nonfulfillment or breach of any covenant or agreement in this Agreement to be performed by the Company at or prior to Closing;

(iii)(A) all Taxes of the Company or any Subsidiary for any taxable period ending on or prior to the Closing Date, (B) all Taxes of any member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (C) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date; provided, however, that there shall only be liability for Taxes to the extent that such Taxes were not included in total current consolidated liabilities in calculating Working Capital and taken into account in determining the amount of the Merger Consideration pursuant to Article III; and

(iv) the failure to include any Closing Date Indebtedness or Company Transaction Expenses that should have been, but were not, included in the elements of the Closing Date Cash Consideration, but shall not include any such matters actually known to Purchaser but not raised in the Final Statement delivered in accordance with Section 4.2.

(b) For the purposes of this Article XII, any qualification of any representation or warranty contained in this Agreement or any Ancillary Document that purports to limit such representation or warranty based on “materiality” or “Material Adverse Change” shall be disregarded (i) in determining whether such representation or warranty is or was true and correct and (ii) in calculating the amount of Damages in the event of a breach of such representation or warranty (it being understood, however, that solely for purposes of determining whether a representation or warranty is or was true and correct, the phrase “Material Adverse Change” set forth in Section 6.9(a) and the phrase “material” in the first sentence of Section 6.10 shall not be so disregarded).

(c) The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 14.2(a) after the expiration of the applicable survival period with respect to inaccuracies in or breaches of the representations and warranties referenced in Section 14.1(a); provided that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to the Securityholders’ Representative pursuant to Section 14.4 (Procedures Relating to Indemnification) hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

(d) Any indemnification of the Purchaser Indemnified Parties pursuant to this Section 14.2 (as finally determined pursuant to Section 14.4) shall (i) first be satisfied out of the Escrow Account to the extent any funds remain in the Escrow Account, and (ii) second be satisfied as an offset or setoff from the Contingent Consideration, when and if payable. For the avoidance of doubt, except in the case of fraud, intentional misrepresentation or willful misconduct, any indemnification owed to any Purchaser Indemnified Party shall be satisfied only out of the Escrow Account and the Contingent Consideration; provided, however, that any Contingent Consideration subject to a claim for indemnification made prior to the end of the Contingent Period shall not be released until the underlying claim has been finally resolved pursuant to Section 14.4. Any funds remaining in the Escrow Account as of the eighteen month anniversary of the Closing Date shall be released and distributed in accordance with Section 3.1; provided, however, that any funds reasonably and in good faith subject to a claim for indemnification shall not be released until the underlying claim has been finally resolved pursuant to Section 14.4. Purchaser and the Securityholders’ Representative shall promptly execute and deliver the necessary documents (i) instructing the Escrow Agent to make any payment required to be made from the Escrow Account as set forth in this Agreement, and (ii) providing for the withholding and/or payment of the Contingent Consideration as agreed to between the parties.

(e) The aggregate amount of Damages for which a Purchaser Indemnified Party may seek indemnification hereunder shall be reduced by the net amount of (i) any proceeds of insurance actually received by a Purchaser Indemnified Party from non-Affiliate third parties in connection with a claim for indemnification by such Purchaser Indemnified Party, minus (ii) any reasonable and documented costs and expenses incurred directly in connection with the recovery of such amounts (including any premium increases reasonably and in good faith related to such claim). Purchaser shall use its commercially reasonable efforts to seek recovery under all applicable insurance policies covering any Damage to the same extent as it would if such Damage were not subject to indemnification hereunder, but only to the extent Purchaser believes in good faith that such recovery is available; provided that Purchaser shall not be required to instigate litigation or other dispute resolution. In the event that an insurance or other recovery is received by any Purchaser Indemnified Party with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of reasonable expenses incurred in obtaining such recovery) shall be made promptly to (x) if the term of the Escrow Account has not yet expired, the Escrow Agent, who shall deposit such amounts into the Escrow Account, and such amounts shall thereafter be available to satisfy any future indemnification claims hereunder, and (y) otherwise, the Securityholders in accordance with Section 3.1.

(f) The amount of Damages for which a Purchaser Indemnified Party may seek indemnification hereunder shall be reduced by (i) the amount of any net Tax benefit inuring to a Purchaser Indemnified Party on account of such Damages (but only to the extent such Purchaser Indemnified Party actually realizes such net Tax benefit) and (ii) the amount of any other benefit received from a third party, whether as a separate contractual indemnity or otherwise, which has been received on account of such Damages (but, again, only to the extent such Purchaser Indemnified Party actually receives such other benefit), less in each case any reasonable and documented costs and expenses incurred directly in connection with the realization or receipt of such benefits. In the event that any such benefit is actually realized or received by any Purchaser Indemnified Party, then a refund equal to the aggregate amount of the benefit (net of reasonable expenses directly incurred in obtaining such benefit) shall be made promptly to (x) if the term of the Escrow Account has not yet expired, the Escrow Agent, who shall deposit such amounts into the Escrow Account, and such amounts shall thereafter be available to satisfy any future indemnification claims hereunder, and (y) otherwise, the Securityholders in accordance with Section 3.1.

14.3 Indemnification by the Purchaser. (a) From and after the Closing Date, Purchaser shall indemnify and save and hold harmless the Securityholders and their respective successors and assigns (collectively, the “Securityholder Indemnified Parties”) from and against any Damages suffered by any such Securityholder Indemnified Party resulting from or arising out of: (i) the failure of any of the representations or warranties made by Purchaser in this Agreement; and (ii) any nonfulfillment or breach of any covenant or agreement in this Agreement to be performed by Purchaser.

(b) The Securityholder Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 14.3(a) after the expiration of the applicable survival period; provided that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 14.4 (Procedures Relating to Indemnification) hereof for such indemnification, the Securityholder Indemnified Parties shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

14.4 Procedures Relating to Indemnification. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under this Article XIV in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail, providing the facts giving rise to the claim, the amount sought, the basis for the claim and supporting documentation (if and when available) and stating the basis for the indemnification sought (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnified party makes an insurance claim, it shall promptly thereafter provide a copy of such claim to the indemnifying party.

(b) The indemnifying party shall, within thirty (30) days after its receipt of a Third-Party Claim notice with the facts and documentation sufficient to make an informed determination, notify the indemnified party in writing as to whether the indemnifying party admits or disputes the claim described in the notice.

(c) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses (subject to the limitations set forth below), to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided that:

(i) The indemnifying party must consult with the indemnified party with respect to the handling of such Third-Party Claim and the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, but the fees and expenses of such separate counsel shall be borne by the indemnified party (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the indemnifying party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the indemnifying party).

(ii) If the indemnifying party is entitled to and does assume control of the defense of any such Third-Party Claim then the indemnifying party shall be entitled to pay, settle or compromise such claim; provided that the indemnifying party shall obtain the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed) before paying, settling or compromising a Third-Party Claim or ceasing to defend such Third-Party Claim (A) if pursuant to or as a result of such payment, settlement, compromise or cessation, injunctive or other equitable relief will be imposed against the indemnified party, or (B) if such payment, settlement or compromise includes a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party, or (C) if such payment, settlement or compromise does not expressly and unconditionally release the indemnified party from all liabilities and obligations with respect to such claim, with prejudice, or (D) if such settlement has a material adverse effect on the business of the indemnified party.

(iii) The indemnifying party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party, (C) the indemnified party has been advised by legal counsel that there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of the defense of such Third-Party Claim, (D) the indemnifying party failed or is failing to use commercially reasonable best efforts to prosecute or defend such Third-Party Claim and such failure would reasonably be expected to have a material adverse effect on Purchaser, the Surviving Corporation or the Business, or (E) the indemnifying party fails to provide to the indemnified party reasonable evidence that the indemnifying party has reasonably sufficient financial resources to defend such Third-Party Claim.

(iv) If the indemnifying party is not entitled to, or does not, assume control of the defense of any Third-Party Claim pursuant to the preceding provisions of this Section 14.4(c), the indemnified party shall control such defense and settlement, at the indemnifying party’s expense, without waiving any right that the indemnified party may have against the indemnifying party for indemnification pursuant to this Article XIV. The indemnifying party shall be entitled to participate in the defense of the Third-Party Claim and to employ at its expense counsel of its choice for such purpose.

(d) If the indemnifying party is entitled to and does assume control of the defense of any Third-Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof, including giving each other reasonable access to all information relevant thereto, subject to receipt of a reasonable confidentiality agreement. The Parties shall use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the parties shall use commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) If an indemnified party shall desire to assert any claim for indemnification provided for under this Article XIV other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 30 days after its receipt with the facts and supporting documentation as required in this Agreement, it will have no further right to contest the validity of such claim.

(f) Notwithstanding anything to the contrary in this Agreement, any notice or other communication contemplated to be made by or to any Securityholder under this Article XIV will instead be made by or to the Securityholders’ Representative.

(g) If the indemnifying party (i) is entitled to, and does, assume the defense of a Third-Party Claim, or (ii) is not entitled to assume the defense of a Third-Party Claim, in either case the indemnifying party shall not be obligated to indemnify the other party hereunder for any settlement entered into without the indemnifying party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) If the indemnifying party (i) is entitled to, and does, assume the defense of a Third-Party Claim, or (ii) is not entitled to assume the defense of a Third-Party Claim, at any time after the commencement of the defense of such Third-Party Claim, the indemnifying party may request the indemnified party to agree in writing to the settlement or compromise by the indemnified party of the asserted Third-Party Claim so long as such settlement or compromise (x) does not impose injunctive or other equitable relief against the indemnified party, (y) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party, and (z) expressly and unconditionally releases the indemnified party from all liabilities and obligations with respect to such Third-Party Claim, with prejudice (a “Qualifying Settlement”), whereupon such action shall be taken unless the indemnified party determines that the defense should be continued and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the indemnified party determines that the defense should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Third-Party Claim had agreed to accept in such Qualifying Settlement as of the time the indemnifying party made its request therefor to the indemnified party.

14.5 Limitations on Indemnification

(a) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 14.2(a)(i) until the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties exceeds $775,000 (the “Deductible”), in which event the Purchaser Indemnified Party may assert its right to indemnification hereunder only for such Damages in excess of the Deductible; provided that in no event shall the aggregate indemnification for all claims of the Purchaser Indemnified Parties pursuant to Section 14.2(a) exceed the sum of (i) the Cash Escrow Deposit and (ii) the maximum amount of the Contingent Consideration earned under this Agreement; provided, further, that the Deductible shall not apply in respect of fraudulent or intentional breaches of representations and warranties or to any Damages resulting from, arising out of, or incurred in connection with any failure of any representation or warranty contained in Section 6.1 (Organization of the Company), Section 6.2 (Power and Authority; Effect of Agreement), Section 6.5 (Subsidiaries), Section 6.7 (Capitalization), Section 6.20 (Taxes) and Section 6.26 (No Brokers).

(b) Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 14.2(a)(iv) with respect to any matter that should have been, but was not, included in the calculation of Working Capital until the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties exceeds the remaining balance of the Working Capital Deductible, if any, not applied against any adjustment to the Closing Date Cash Consideration required by the Final Statement pursuant to Section 4.3, and then only for amounts in excess of such remaining balance, if any.

(c) No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Damages or indemnification claim, it being understood that this sentence is intended to preclude a duplicate recovery by such indemnified party.

(d) Only the Securityholders’ Representative, on behalf of the Securityholder Indemnified Parties, may assert a claim for indemnification against Purchaser pursuant to this Article XIV.

(e) Notwithstanding anything contained elsewhere in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification in respect of any Damages to the extent such Damaged consists of Liabilities included in (i) the Closing Date Indebtedness which reduced the Closing Date Cash Consideration pursuant to Section 3.3(c), or (ii) the Working Capital as finally determined pursuant to Article IV.

(f) Disclosed Liabilities. Notwithstanding anything contained elsewhere in this Agreement, the parties agree that the Purchaser Indemnified Parties shall not be entitled to recover for (and the term “Damages” shall not be construed to include) any matter reasonably identified or disclosed in the disclosure schedules.

(g) Cooperation. Notwithstanding anything to the contrary contained in this Article XIV, the parties shall cooperate in good faith and in all reasonable respects with each other in connection with the determination and resolution of any indemnification claim hereunder.

14.6 Remedies. Subject to the limitations set forth herein, this Article XIV shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except in the case of fraud, intentional misrepresentation, or willful misconduct. For the avoidance of doubt, no Securityholder shall be entitled to recover from the Surviving Corporation or any of its Affiliates any Damages paid by it to any Purchaser Indemnified Party with respect to the transactions contemplated hereby.

14.7 Tax Treatment of Indemnity Payments . Purchaser, the Surviving Corporation and the Securityholders shall treat any indemnity payment made pursuant to this Article XIV as an adjustment to the Merger Consideration for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article XIV is determined to be taxable to a Purchaser Indemnified Party by any Tax Authority, the Securityholders shall also indemnify such Purchaser Indemnified Party for any Taxes incurred by reason of the receipt of such payment.

ARTICLE XV

MISCELLANEOUS

15.1 Entire Agreement. This Agreement (including the exhibits attached hereto), the disclosure schedules and other agreements delivered herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations, contracts, agreements, arrangements, understandings and commitments, whether written or oral, among the parties with respect thereto, including the Preliminary Term Sheet, dated August 27, 2010, between the Company and Purchaser, and the terms of this Agreement may not be contradicted or interpreted by parol evidence (including any prior drafts of this Agreement) or by evidence of any prior contract, agreement, arrangement, understanding or commitment.

15.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing (including facsimile transmission and electronic mail) and shall be delivered personally, by facsimile transmission or by electronic mail (with confirmation of receipt immediately thereafter by telephone), sent by nationally recognized overnight courier (marked for overnight delivery), or sent by certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as may be hereafter designated in writing hereunder by the respective parties:

If to the Company:	Enfora, Inc. 251 Renner Parkway Richardson, Texas 75080 Attn: Mark A. Weinzierl Tel: (972) 633-4422 Fax: (972) 633-4421 Email: mweinzierl@enfora.com

With a copy to (which shall not constitute notice):	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201-7301 Attn: Joseph A. Hoffman, Esq. Tel: (214) 659-4593 Fax: (214) 659-4861 Email: jhoffman@andrewskurth.com

If to the Securityholders’ Representative:	Mark A. Weinzierl 251 Renner Parkway Richardson, Texas 75080
	Tel:	(972) 633-4422
	Fax:	(972) 633-4421
	Email:	mweinzierl@enfora.com

With a copy to (which shall not constitute notice):	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201-7301
	Attn:	Joseph A. Hoffman, Esq.
	Tel:	(214) 659-4593
	Fax:	(214) 659-4861
	Email:	jhoffman@andrewskurth.com

If to Purchaser, Merger Subsidiary or the Surviving Corporation:	Novatel Wireless, Inc. 9645 Scranton Road San Diego, California 92121
	Attn:	Catherine F. Ratcliffe, Esq.
	Tel:	(858) 812-0660
	Fax:	(858) 812-3402
	Email:	cratcliffe@nvtl.com

With a copy to (which shall not constitute notice):	Jones Day 2727 North Harwood Street Dallas, Texas 75201
	Attn:	Charles T. Haag, Esq.
	Tel:	(214) 969-5148
	Fax:	(214) 969-5100
	Email:	chaag@jonesday.com

Any notices or other communications given to the Securityholders’ Representative shall be deemed notice to the Securityholders. All such notices and communications shall, (a) when delivered in person on any Business Day between the hours of 9:00 a.m. to 5:00 p.m. (local time of the recipient), be effective when delivered (or if delivered after 5:00 p.m. (local time of the recipient), be effective on the next Business Day to occur), (b) when delivered by facsimile transmission or by electronic mail (provided receipt is immediately thereafter confirmed by telephone) on any Business Day between the hours of 9:00 a.m. to 5:00 p.m. (local time of the recipient), be effective when delivered by facsimile transmission or by electronic mail (or if delivered by facsimile transmission or by electronic mail after 5:00 p.m. (local time of the recipient), be effective on the next Business Day to occur), (c) if mailed, be effective three Business Days after the same has been deposited in the mails, postage prepaid, by certified mail, return receipt requested, or (d) if sent by a nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery.

15.3 Amendment. This Agreement may be amended only by a subsequent writing signed by Purchaser and the Securityholders’ Representative.

15.4 Waivers. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party hereto against whom the waiver is to be effective; provided, however, that waivers by the Securityholders’ Representative shall be effective as waivers made by each of the Securityholders. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term contained in this Agreement.

15.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of Law or otherwise) by Purchaser without the prior written consent of the Securityholders’ Representative or by the Securityholders without the prior written consent of Purchaser; provided, however, that Purchaser may, without the prior written consent of the Securityholders’ Representative, (i) assign its rights, interests or obligations hereunder to any Affiliate, so long as Purchaser remains obligated hereunder and such assignment does not adversely alter the rights, interests or obligations of the Securityholders hereunder, or (ii) assign its rights, interests or obligations hereunder to any lender or debt financing source. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the provisions of Article XIV concerning indemnification are intended for the benefit of the Purchaser Indemnified Parties and Securityholder Indemnified Parties and that the provisions of Section 9.4 concerning indemnification are intended for the benefit of the Company Indemnified Parties.

15.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to its rules of conflict of laws.

15.7 Consent to Jurisdiction and Waiver of Jury Trial. (a) Except for the matters to be decided by the Public Accountant pursuant to Section 4.2, Section 4.4 and Section 5.4, the parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of Texas located in Dallas, Texas, or the federal courts of the United States located in the Northern District of the State of Texas in respect of any dispute relating to this Agreement or to the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the personal and subject matter jurisdiction of such courts to resolve any such dispute or to venue in Dallas, Texas, including an objection based on forum non conveniens.

(b) The parties hereto may be served with process anywhere in the world, whether within or outside of Texas in connection with any action in the State of Texas located in Dallas, Texas, or the federal courts of the United States located in the Northern District of the State of Texas contemplated by (a) above. Without limiting the foregoing, service of process on a party hereto may be made upon the designated Person at the address and in the manner provided in Section 15.2 for giving notice, and shall be deemed to be effective service of process on that party. Service shall be deemed to have been made on the date specified in Section 15.2. The parties waive the provisions of any federal or state Law that would require service of process in any other manner.

(c) Any breach or attempted or threatened breach of the provisions of this Agreement would result in irreparable injury for which no adequate remedy at law would exist and Damages would be difficult to determine. Without limiting the applicability of any other remedy at law or equity, specific performance of the terms of this Agreement may be sought without posting any bond or security, to the extent permitted by law, or without the necessity of proving damages.

(d) THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.8 Expenses. Except as otherwise set forth herein, each party hereto shall bear all costs and expenses incurred by it, in connection with the negotiation of this Agreement and the other agreements and documents contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, it being understood and agreed that the S-X Expenses are expenses of Purchaser (except to the extent such expenses exceed $50,000).

15.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or arbitral body, such invalidity, illegality or unenforceability shall not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

15.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each signed by less than all, but together signed by all, of the parties hereto. In the event that any signature is delivered by facsimile transmission or as an attachment to electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) such counterpart, with the same force and effect as if such facsimile or electronic signature were the original thereof.

15.11 Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates that the Company is the client of Andrews Kurth LLP and Joseph A. Hoffman (collectively, “AK LLP”) and that AK LLP has jointly represented the Company and the Securityholders in connection with this Agreement and the transactions contemplated hereby. After the Closing, it is possible that AK LLP will represent one or more of the Securityholders, the Securityholders’ Representative and their respective Affiliates (individually and collectively, the “Securityholder Group”) in connection with the transactions contemplated herein or in the other documents contemplated hereby and any claims made hereunder or thereunder. Purchaser and the Company hereby agree that AK LLP (or any successor) may represent the Securityholder Group in the future in connection with issues that may arise under this Agreement, or in the Escrow Agreement, the administration of any indemnity claims and/or any claims that may be made thereunder pursuant to this Agreement, the Escrow Agreement or otherwise. AK LLP (or any successor) may serve as counsel to all or a portion of the Securityholder Group or any director, member, partner, officer, employee, representative, or Affiliate of the Securityholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Escrow Agreement, or the transactions contemplated by this Agreement, the Escrow Agreement or otherwise. Each of the parties hereto consents thereto, and waives any conflicts of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that is has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

NOVATEL WIRELESS, INC.

By:	/s/ Peter Leparulo
Name: Peter Leparulo
Title: Chairman and Chief Executive Officer

ENGLAND ACQUISITION CORPORATION

By:	/s/ Peter Leparulo
Name: Peter Leparulo
Title: President and Treasurer

ENFORA, INC.

By:	/s/ Mark Weinzierl
Name: Mark Weinzierl
Title: President and Chief Executive Officer

Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby agrees to supplementally furnish to the Securities and Exchange Commission upon request any omitted schedule to the Agreement and Plan of Merger.